Exhibit 10.8.1

55 ALLEN PLAZA

OFFICE LEASE

between

TR 55 ALLEN PLAZA LLC

Landlord

and

CONNECTURE, INC.

Tenant

September 30, 2013

LEASE SUMMARY

Date:	September 30, 2013

Landlord:	TR 55 ALLEN PLAZA LLC, a Delaware limited liability company

Tenant:	CONNECTURE, INC., a Delaware corporation

Premises and Floor(s): [Section 1.4]	Suite 400 on the Fourth Floor of the building located at 55 Ivan Allen Jr. Boulevard, Atlanta, GA 30308

Area of the Premises: [Section 1.4]	28,299 square feet of Rentable Area

Rentable Area of the Building: [Section 1.4]	341,965 square feet of Rentable Area

Tenant’s Percentage Share: [Section 1.4]	8.28%

Lease Term: [Section 2.1]	Approximately one hundred thirty-two (132) months

Commencement Date: [Section 2.1]	The date upon which Landlord Substantially Completes (as defined below) the Tenant Improvements as set forth in Exhibit C and delivers the Premises to Tenant in accordance with the terms and conditions set forth in this Lease

Expected Commencement Date: [Section 2.1]	February 1, 2014

Expiration Date: [Section 2.1]	January 31, 2025, unless adjusted pursuant to Section 2.1

Base Rental: [Section 3.1]

Lease Year	Annual Base Rent per RSF	Annual Base Rental	Monthly Base Rental
1	$14.00	$396,186.00	$33,015.50
2	$14.42	$408,071.58	$34,005.97
3	$14.85	$420,240.15	$35,020.01
4	$15.30	$432,974.70	$36,081.23
5	$15.76	$445,992.24	$37,166.02
6	$16.23	$459,292.77	$38,274.40
7*	$16.72	$473,159.28	$39,429.94
8*	$17.22	$487,308.78	$40,609.07
9	$17.74	$502,024.26	$41,835.36
10	$18.27	$517,022.73	$43,085.23
11	$18.82	$532,587.18	$44,382.27

*	Subject to the abatements set forth in this Lease.

Commitment Deposit: [Section 3.5]	$33,015.50

Security Deposit: [Section 3.6]	$450,000.00, subject to reduction as set forth in Section 3.6 hereof

Use: [Section 5.1]	General office purposes and office uses reasonably and customarily ancillary thereto (including, without limitation, an office kitchen for Tenant’s employees) and for no other use

Parking Spaces: [Section 9.15]	Twenty-eight unreserved spaces (equal to 1.0 space per 1,000 square feet of Rentable Area of the Premises)

Landlord’s Allowance: [Exhibit C]	$1,414,950.00

Tenant’s Address for Notices: [Section 9.2]

CONNECTURE, INC.

18500 W. Corporate Drive, Suite 250

Brookfield, WI 53045

Attention: Chief Financial Officer

Telecopier No.: (414) 298-8097

with copies to:

CONNECTURE, INC.

18500 W. Corporate Drive, Suite 250

Brookfield, WI 53045

Attention: General Counsel

Telecopier No.: 262.432.0075

ii

and Reinhart Boerner van Deuren s.c. 1000 N. Water Street, Suite 1700 Milwaukee, WI 53202 Attention: John Murphy Telecopier No.: (414) 298-8097, Attn.: John Murphy

Landlord’s Address for Notices: [Section 9.2]

TR 55 ALLEN PLAZA LLC

c/o Lincoln Property Company

120 N. LaSalle Street, Suite 1750

Chicago, Illinois 60602

Attention: Jenifer Ratcliffe

Telecopier No.: (312) 345-8760

with a copy to:

Holland & Knight LLP

131 S. Dearborn St. 30th Floor

Chicago, Illinois 60603

Attention: James T. Mayer

Telecopier No.: (312) 578-6666

Landlord’s Address for Payment of Rent: [Section 3.7]	TR 55 Allen Plaza LLC 62270 Collections Center Drive Chicago, IL 60693-0622

Tenant’s Broker: [Section 9.1]	Cushman & Wakefield of Georgia, Inc.

Landlord’s Broker: [Section 9.1]	Lincoln Property Company Commercial, Inc. and Cushman & Wakefield of Georgia, Inc.

iii

OFFICE LEASE

THIS OFFICE LEASE (this “Lease”), dated as of September 30, 2013 (the “Effective Date”), is made by and between the undersigned Landlord and the undersigned Tenant;

W I T N E S S E T H:

In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions, and covenants hereof, the parties hereto hereby covenant and agree as follows:

I.

LEASE OF PREMISES; DEFINITIONS

1.1 Grant and Acceptance of Lease Premises. Landlord, for and in consideration of the rents, covenants, agreements, and stipulations herein contained, to be paid, kept, and performed by Tenant, hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises (as defined below) with no easement for light or air included in the Premises, upon the terms and conditions herein contained. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant, subject to the rights and obligations of each party as set forth herein; no estate shall pass out of Landlord, and Tenant has only a usufruct which is not subject to levy and sale, except as otherwise may be permitted by the terms of this Lease.

1.2 Covenant of Quiet Enjoyment. Landlord hereby covenants and agrees that, so long as Tenant shall not be in Default (as defined below), Tenant shall peacefully and quietly have, hold and enjoy possession of the Premises subject to the terms and provisions of this Lease at all times during the Lease Term (as defined below) without hindrance or molestation from Landlord or any person or persons lawfully claiming the Premises by, through or under Landlord.

1.3 Consent and Approval Standards. This Lease shall be applied and construed in a commercially reasonable manner. Whenever herein the consent, approval or concurrence of either Landlord or Tenant shall be required for action or forbearance by the other party, it is agreed that such consent, approval or concurrence shall not be unreasonably withheld, delayed or conditioned, except as to matters specified in this Lease as being in the discretion or sole discretion of the party from which the consent, approval or concurrence is required. Discretionary consent, approval or concurrence may be withheld, delayed or conditioned without regard to any standard of reasonableness.

1.4 Definitions. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

(a) Premises.

Terms used in defining Premises are:

(i) The term “Building” means the building known as “55 Allen Plaza” located on that certain tract of real property more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Property”), having an address of 55 Ivan Allen Jr. Boulevard, Atlanta, Georgia 30308. The Building has fourteen (14) floors for office space constructed on top of, or adjacent to, a parking deck containing no less than 740 parking spaces (the “Parking Deck”).

(ii) The term “Project” collectively means the Property, the Building, the Parking Deck, the common areas on the Property or in the Building and other common facilities on the Property.

(iii) The term “Premises” means that portion of the Building located on the floor(s) of the Building specified in the Lease Summary, which portion is shown on the floor plan(s) attached hereto as Exhibit A-1. Upon any expansion or contraction of the Premises pursuant to the terms of this Lease or other agreement of the parties, the term “Premises” will be deemed to apply to such space as adjusted by such expansion or contraction.

(b) Rentable Area.

The “Rentable Area” of the Premises is the agreed quantity of square footage so designated in the Lease Summary, and has been determined in accordance with BOMA (ANSI Z65.1-1996) standard.

(c) Tenant’s Percentage Share.

Terms used in defining Tenant’s Percentage Share are:

(i) The “Rentable Area” of the Building is set forth in the Lease Summary, and has been determined in accordance with BOMA (ANSI Z65.1-1996) standard.

(ii) Based upon the initial Premises, the term “Tenant’s Percentage Share” means and is equal to the percentage stated in the Lease Summary. Landlord and Tenant acknowledge that Tenant’s Percentage Share has been obtained by dividing the Rentable Area of the Premises by the Rentable Area of the Building. In the event Tenant’s Percentage Share is changed during a calendar year by reason of a change in the Rentable Area of the Premises or the Rentable Area of the Building, Tenant’s Percentage Share will thereafter be the result obtained by using the revised Rentable Area in the foregoing formula. In no event, however, may any such change in Tenant’s Percentage Share result in an increase of the actual Tenant’s Pass-Through Costs that Tenant is required to pay pursuant to the terms of this Lease unless, and only to the extent that, there has been an increase in the Rentable Area of the Premises. If Tenant’s Percentage Share changes during a calendar year, Tenant’s Percentage Share for the calendar year will be determined on the basis of the number of days during such calendar year at each percentage share.

(d) Except to the extent that such costs and expenses are excluded or limited by the terms and conditions otherwise set forth in this Lease, the term “Operating Expenses” means all costs paid or incurred by Landlord in the management, operation, maintenance, repair and security of the Project and related amenities in a prudent, businesslike and commercially reasonable manner, including, without limitation, the following:

(i) Costs and expenses for the maintenance and repair of the Project and the personal property used in connection therewith, including, without limitation, (i) the heating, ventilating, and air conditioning equipment, (ii) plumbing and electrical systems, (iii) light bulbs and glass, including replacement thereof, and (iv) elevators.

(ii) Cleaning and janitorial costs and expenses, including window cleaning expenses, for the Project.

(iii) Landscaping and grounds maintenance costs and expenses.

(iv) Utility costs and expenses including, without limitation, those for electricity and other fuels and forms of power or energy, water charges, sewer and waste disposal.

(v) Costs and expenses of redecorating, repainting, and recarpeting the common areas of the Project.

(vi) Costs of all repairs, alterations, additions, changes, replacements, and other items required by any law or governmental regulation imposed after the Effective Date of this Lease.

(vii) Cost of wages and salaries of all persons engaged in the management, operation, maintenance, repair and security of the Project, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, costs for providing coverage for disability benefits, costs of any pensions, hospitalization, welfare or retirement plans, or any other similar or like expense incurred under the provisions of any collective bargaining agreement, costs of uniforms, and all other costs or expenses which the Landlord pays to or on behalf of employees engaged in the management, operation, maintenance, repair and security of the Project. This item of Operating Expenses shall include, subject to the exclusions set forth in this Lease, executive salaries, expenses, fringe benefits and other compensation to management personnel to the extent reasonably and directly allocable to the management, operation, maintenance, repair and security of the Project.

(viii) Charges of any independent contractor which, under contract with the Landlord or its manager or representatives, does any of the work of operating, maintaining, repairing or providing security for the Project.

(ix) Except as limited below, legal and accounting fees and expenses, including, without limitation, such fees and expenses related to seeking or obtaining reductions in and/or refunds of Property Taxes.

(x) Landlord’s insurance costs and expenses for all types of insurance carried by Landlord with respect to the Project.

(xi) Security service costs and expenses.

(xii) Management fees and expenses.

(xiii) License fees (including any such fees for the privilege of using the “Allen Plaza” name) and other costs allocable to the Building under any agreements relating to the use, operation and maintenance of common areas, shared facilities and naming rights relating to the Allen Plaza project of which the Building is a part, as such project may exist from time to time.

If Landlord makes an expenditure for a capital improvement to the Project (or any portion thereof) and/or the Building to (i) reduce Operating Expenses, or (ii) comply with any applicable laws, regulations, or ordinances first applicable to the Project or Building after the Commencement Date, and if, under generally accepted accounting principles, such expenditure is not a current expense, then the cost of such capital improvement (a “Permitted Capital Expenditure”) shall be amortized over a period equal to the useful life of such improvement, determined in accordance with generally accepted accounting principles, and the amortized costs allocated to each calendar year during the Lease Term, together with an imputed interest amount calculated on the unamortized portion thereof using an interest rate of eight percent (8%) per annum, shall be treated as an Operating Expense; provided, however, that in the case of (i), above, the amortization of the Permitted Capital Expenditure shall be included in Operating Expenses each year only to the extent of actual Operating Expense savings in such year, as reasonably estimated by Landlord.

Operating Expenses shall not include (i) depreciation or amortization on the Building; (ii) tenant improvement costs, allowances, concessions or other costs incurred in designing, renovating, decorating, redecorating or otherwise improving space for the exclusive benefit of other tenants in or prospective tenants of the Building (as opposed to making repairs customarily made for all tenants of the Building); (iii) leasing or brokers’ commissions; (iv) capital expenditures, other than Permitted Capital Expenditures; (v) the cost of special services rendered to a particular tenant of the Building, which are payable by such tenant; (vi) costs of any items to the extent Landlord has received reimbursement from insurance proceeds, condemnation awards, or from a warranty, guaranty or other such third party; (vii) any expenses which are recoverable by Landlord under a contract, agreement, insurance policy or lease to which Tenant is not a party; (viii) payments of principal, interest or any other financing or refinancing costs on any mortgages or security deeds encumbering Landlord’s interest in the Building, or any penalties or late charges relating thereto; (ix) amounts expended by Landlord related to the leasing of the Building, or any part thereof, including tenant inducements of any kind, and including any work related to vacant areas of the Building intended to be utilized by prospective tenants thereof; (x) rental payments and any related costs pursuant to any ground lease of land underlying all or any portion of the Building and Common Areas; (xi) bad debts, lost rents and any costs associated with the collection or attempted collection of such debts; (xii) any expenses (including, but not limited to fines, penalties, legal fees and interest) resulting from Landlord’s failure to comply with the Lease, other tenants’ leases, any contracts, laws, or resulting from the grossly negligent acts or willful misconduct of Landlord or its employees, agents or contractors; (xiii) any wages, salaries or other compensation paid to any employee not employed at least in part for or on behalf of the Building (provided that costs for employees working for or on behalf of the Building part-time must be allocated by Landlord on a pro-rata basis to the Building); (xiv) management fees for the Building in excess of four percent (4%) of the gross receipts of the Building; (xv) any amount paid to any person or entity related to or affiliated with Landlord or the Building management company, to the extent the costs of such services exceed the competitive rates for similar services of comparable quality rendered by persons or entities of similar skill, competence and experience; (xvi) legal, accounting and similar or other costs paid or incurred in connection with any sale, syndication, financing or refinancing involving the Building or any of Landlord’s interests therein; (xvii) costs for charitable or political contributions, sculptures, paintings or other objects of art; (xviii) any marketing, promotional and advertising costs incurred in connection with the solicitation of prospective tenants for the Building; (xix) costs allocable to land held for future development that is not in direct support of the Building; (xx) corporate, income or profit taxes assessed against the personal income of Landlord; (xxi) impact fees which were attributable to the initial development of the Building; (xxii) expenses or costs incurred by Landlord to remediate any Hazardous Substances (as defined below) located on, in or under the Project, Property or Building which were not released by Tenant; provided, however, Operating Expenses may include the costs and expenses any testing or monitoring customarily conducted by owners of buildings in the metropolitan Atlanta area which are comparable to the Building in terms of age, size, quality and location (hereafter, “Comparable Buildings”) in the ordinary course of operating and managing Comparable Buildings; (xxiii) attorneys’ and accountants’ fees and costs incurred by Landlord in connection with (A) negotiations or disputes with tenants, prospective tenants or other occupants of the Building; provided that Operating Expenses shall include any such fees and costs incurred to enforce the rules and regulations regarding the use of the Building by tenants; and (B) negotiations or disputes with purchasers or prospective purchasers, mortgagees or prospective mortgagees, or ground lessors or prospective ground lessors of the Building; (xxiv) contributions to reserves for expenses to be incurred after the applicable year, including reserves for future Operating Expenses or capital improvements to the Property, the Project or the Building; provided, however, that any disbursements from such reserves shall be included in Operating Expenses to the extent otherwise permitted under this Lease, and further provided that the same shall not prohibit Landlord from utilizing an accrual method of accounting as permitted under generally accepted accounting principles (xxv) the costs of installing, operating and maintaining any specialty amenity in the Building such as a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club; which amenity is not available for use by Tenant, (xxvi) “takeover expenses” (i.e., expenses of another tenant or prospective tenant incurred by Landlord with respect to space located in another building of any kind or nature in connection with the leasing of space in the Building), reimbursement or payment of tenant moving expenses or any other payments or concessions made to procure tenants; (xxvii) overtime HVAC costs and electricity costs for services provided to tenants which services are not standard for the Building and for which Landlord is entitled to be separately reimbursed by tenants; (xxviii) losses and expenses, including, without limitation, the costs of any repairs or other work, occasioned by fire, windstorm or other casualty to the extent reimbursed by insurance proceeds (or would have been reimbursed by insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease); (xxix) costs (limited to penalties, fines and associated legal expenses) incurred due to violation by Landlord of the terms of any applicable federal, state or local government laws, codes or similar regulations that would not have been incurred but for any such violations by Landlord; (xxx) losses and expenses, including, without limitation, the costs of any necessary repairs, resulting from the gross negligence of Landlord, its agent or contractors (but only to the extent that such losses, expenses or repairs were necessitated because of such gross negligence); and (xxxi) losses and expenses, including, without limitation, the costs of any necessary repairs, penalties and interest, required to cure violations of laws, easements or covenants applicable to the Building or Property in effect as of the Effective Date, but only to the extent that such cure of such violations was required under applicable laws, easements or covenants as of the Effective Date. Furthermore, for the avoidance of doubt, Property Taxes shall be paid separately from Operating Expenses and any amounts included therein shall be excluded from Operating Expenses.

If the average occupancy level was less than ninety-five (95%) percent of the total Rentable Area of the Building during a calendar year, the actual Operating Expenses for that calendar year will be adjusted to equal Landlord’s reasonable estimate of Operating Expenses had ninety-five (95%) percent of the total Rentable Area of the Building been occupied.

Landlord and Tenant acknowledge that certain of the costs of management, operations, maintenance, repair and security of the development from time to time may be allocated among and shared by the owners of two or more of the buildings in the development (including the Building). The determination of such costs and their allocation shall be made by Landlord in accordance with sound accounting principles. Accordingly, the term “Operating Expenses,” as used in this Lease, from time to time may include some costs, expenses, and taxes enumerated above which were incurred with respect to other buildings in the development but which are allocated to and shared by the Building in accordance with the foregoing. Notwithstanding the foregoing, Tenant understands and agrees that its rights to use other portions of the development of which the Building is a part are those available to the general public and that this Lease does not grant to it additional rights of use.

(e) “Prime Rate” means the rate of interest announced from time to time by Wells Fargo Bank, N.A., as its prime rate of interest. An increase or decrease in the Prime Rate will result in a corresponding increase or decrease in the rate of interest being charged hereunder and shall take effect on the day the increase or decrease in the Prime Rate is made effective. In the event that Wells Fargo Bank, N.A., abandons or abolishes the practice of publishing the Prime Rate, or should the same become unascertainable, Landlord shall designate a comparable reference rate which will then be deemed to be the Prime Rate under this Lease.

(f) “Property Taxes” mean the following taxes, assessments and other charges to the extent that such taxes, assessments and other charges are levied or assessed against the Project or land underlying the Project and allocable to the Lease Term: (a) personal property ad valorem taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems, and appurtenances used in connection with the Project for the operation thereof; (b) real estate ad valorem taxes, assessments, impact fees, sewer charges and transit taxes; and (c) any other federal, state, or local governmental charge, general, special, ordinary or extraordinary (but not including income or franchise taxes or any other taxes imposed upon or measured by Landlord’s income or profits, unless the same shall be imposed in lieu of real estate ad valorem taxes) or the rents derived from the Project. If Landlord has the option of paying any special taxes or assessments in installments over multiple years, Property Taxes for each year shall include only such special taxes or assessments that would otherwise be included if Landlord had elected to pay such special taxes or assessments in installments, regardless of whether or not Landlord actually makes such election. Tenant hereby expressly acknowledges that the Project is located in a “tax allocation district” of the City of Atlanta and that proceeds from the issuance of City of Atlanta bonds funded a portion of the Project’s development cost. Repayment of such bonds shall be made in part from tax increments generated by the Project’s development. Notwithstanding that such bonds shall be repaid in part from the Property Taxes, Tenant shall not have, and hereby expressly waives, any right or claim to any portion of such bond proceeds. Furthermore, Property Taxes for purposes of this Lease shall be determined without regard to any tax credits received by Landlord with respect to the Project under the Georgia Brownfields program, which tax credits are intended to reimburse Landlord for a portion of the remediation costs incurred by Landlord in connection with the development of the Project. Notwithstanding the foregoing, Tenant’s Percentage Share of any reduction in Property Taxes resulting from the vesting of fee simple title to the Project in the Fulton County Development Authority shall inure to the benefit of Tenant, and Tenant shall be entitled to receive one hundred percent (100%) of such Tenant’s Percentage Share of such reduction in the calculation of Additional Rental under Section 3.3. Additionally, in the event that Landlord receives a refund of Property Taxes previously paid by Tenant pursuant to this Lease, Landlord shall promptly pay to Tenant an amount equal to Tenant’s Percentage Share of such refund less Tenant’s Percentage Share of the reasonable expenses incurred by Landlord in obtaining such refund. Tenant’s Percentage Share of such refund shall be credited to the Operating Expenses otherwise due and payable by Tenant or, if the Lease Term has expired, shall be directly reimbursed to Tenant, it being understood that Landlord’s obligation to reimburse Tenant for any such refund shall survive the termination or expiration of this Lease.

1.5 Landlord Representations and Warranties. Landlord represents and warrants to Tenant that:

(a) According to Leasehold Owner’s Policy for Title Insurance by Chicago Title Insurance Company dated April 5, 2011, Policy No. 7230610-83535619 (the “Title Policy”), a copy of which has been furnished to Tenant prior to the Effective Date, Landlord is vested with a subleasehold interest in the Property;

(b) The person signing this Lease on behalf of Landlord has the authority to execute this Lease as provided herein and no other authorizations, approvals or signatures are or shall be required for Landlord to enter into this Lease or for this Lease to be binding and effective on Landlord; and

(c) To Landlord’s actual knowledge (without any investigation or inquiry), as of the Effective Date, neither applicable zoning ordinances nor any of the easements, covenants, or restrictions of record contained as exceptions to the Title Policy prohibit the use of the Building for general office use.

II.

TERM, ASSIGNMENT AND SUBLETTING

2.1 Term. Without limiting in any manner any of Landlord’s representations, warranties, covenants or other obligations expressly set forth in this Lease, Tenant takes and accepts the Premises from Landlord in their present condition and as suited for the use intended by Tenant, except for Latent Defects (to the extent set forth below) and such improvements as may be expressly provided for in Section 4.1, for the term described below (the “Lease Term”). The Lease Term will commence on the date specified in the Lease Summary as the Commencement Date and will end at 11:59 p.m. Atlanta local time on the last day of the eleventh (11th) Lease Year (the “Expiration Date”). The rental and other payments due hereunder from Tenant will commence on the actual Commencement Date. As used herein, the term “Lease Year” means (a) each twelve (12)-month period commencing on the actual Commencement Date, except that if the Commencement Date does not occur on the first day of a calendar month, the first Lease Year will commence on the Commencement Date and terminate on the last day of the twelfth (12th) full calendar month after the Commencement Date, and (b) each successive period of twelve (12) calendar months thereafter during the Lease Term.

2.2 Delivery of Premises.

(a) Landlord shall deliver the Premises to Tenant in its “as-is” condition without (i) any obligation on Landlord’s part to undertake any improvements or alterations therein, except for the Tenant Improvements (as defined in Exhibit C) or Latent Defects (as hereinafter defined); or (ii) any representations or warranties regarding the condition thereof, except for the specific representations and warranties contained in Sections 1.5 and 9.17 hereof. Notwithstanding the preceding sentence, Landlord shall deliver the Premises to Tenant free of all prior tenancies, in broom clean condition, and with all base Building systems serving the Premises in good working order. Tenant shall retain the right to object to latent defects in the Premises or the base Building systems which serve the Premises which are not subject to detection upon reasonable inspection of the Premises prior to occupancy thereof (“Latent Defects”). All Latent Defects shall be promptly corrected by Landlord upon Tenant’s delivery of written notice to Landlord of the existence of such Latent Defects; provided that objections to

Latent Defects which are not disclosed in writing to Landlord prior to the first anniversary of the Commencement Date shall be deemed waived. Within twenty (20) days after the Commencement Date, Landlord and Tenant shall each execute and deliver to the other party a mutually-acceptable commencement date agreement in the form attached hereto as Exhibit B.

(b) Landlord shall use commercially reasonable efforts to complete the Tenant Improvements and deliver the Premises to Tenant on or prior to the Expected Commencement Date. If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or prior to the Expected Commencement Date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any resulting loss or damages. Notwithstanding the foregoing: (i) if the Commencement Date does not occur on or prior to the date which occurs fifteen (15) days following the Expected Commencement Date, then, as Tenant’s sole and exclusive remedy for such failure, Tenant shall be entitled to abate Base Rental and Tenant’s Pass-Through Costs following the Commencement Date by one (1) day for each day occurring between the Expected Commencement Date and the Commencement Date; (ii) if the Commencement Date does not occur on or prior to the date which is thirty (30) days following the Expected Commencement Date (the “Late Delivery Additional Abatement Date”), then Tenant shall retain all abatements accrued under subsection (i) but such abatements shall thereafter cease continuing to accrue and, in lieu thereof, as Tenant’s sole and exclusive remedy for such failure, Tenant shall instead be entitled to abate Base Rental and Tenant’s Pass-Through Costs following the Commencement Date by two (2) days for each day occurring between the Late Delivery Additional Abatement Date and the Commencement Date; and (iii) if the Commencement Date does not occur on or prior to the date which is ninety (90) days following the Expected Commencement Date (the “Late Delivery Outside Date”), then Tenant shall have the right to terminate this Lease by sending Landlord a written termination notice (“Late Delivery Termination Notice”) no earlier than the Late Delivery Outside Date and no later than the Commencement Date. For purposes of this Section 2.2(b), the Expected Commencement Date shall be delayed by one (1) day for each day that Landlord is delayed in delivering the Premises to Tenant as a result of any event of Force Majeure or Tenant Delay (and therefore by definition, the Late Delivery Additional Abatement Date and the Late Delivery Outside Date shall also so delayed). Any termination under this Section 2.2(b) shall be effective on the date (the “Late Delivery Termination Date”) which is thirty (30) days after the date on which Landlord receives the Late Delivery Termination Notice; provided, however, that if the Commencement Date occurs on or prior to the Late Delivery Termination Date, then at Landlord’s option Tenant’s termination of this Lease shall be null and void and of no further force and effect, and the Lease shall continue in full force and effect as though Tenant had never sent the Late Delivery Termination Notice. Upon any termination of the Lease in accordance with this Section 2.2(b), the Lease shall automatically terminate on the Late Delivery Termination Date and Landlord and Tenant shall each be released from any and all obligations or liabilities under the Lease accruing after the Late Delivery Termination Date, except that Landlord shall return to Tenant the Commitment Deposit and Security Deposit within ten (10) business days after the Late Delivery Termination Date and except for any other obligations and liabilities which expressly survive any termination of this Lease. At Landlord’s request, Tenant shall promptly execute and return to Landlord a termination agreement prepared by Landlord documenting the termination of this Lease pursuant to this Section 2.2(b), which obligation shall survive any termination of this Lease pursuant to this Section 2.2(b). Except as aforesaid, no delay of possession shall operate to relieve Tenant of Tenant’s obligations to Landlord (including the payment of rent and other amounts) as provided in this Lease.

2.3 Removal of Tenant’s Personal Property. Upon or prior to the termination of this Lease, but subject to Landlord’s rights under Section 3.6(e), below, Tenant shall remove from the Premises and the Building all its personal property, and peaceably surrender the Premises to Landlord in the same or better condition as on the Commencement Date, except for the following: (a) ordinary wear and tear, (b) the Tenant Improvements, any Non-Removal Tenant’s Pre-Occupancy Work (defined in Exhibit E), and any Alterations permitted not to be removed hereunder, (c) any appropriation or taking under power of eminent domain or by paramount authority governed by Section 4.7, below, (d) damage by Casualty governed by Section 4.6, below, (e) improvements which Landlord is responsible for repairing under the terms of this Lease. Such property of Tenant not so removed from the Premises or the Building upon the termination of this Lease shall be considered abandoned by Tenant and may be disposed of by Landlord in any manner whatsoever without accounting to Tenant for same or being liable in any way to Tenant for such disposition. Upon surrender of possession of the Premises, Tenant shall deliver to Landlord all keys to the Premises.

2.4 Holding Over. In no event shall there be any renewal of this Lease by operation of law, and if Tenant remains in possession of the Premises after the termination of this Lease without written authorization executed by Landlord and Tenant, but with the acquiescence or consent of Landlord, Tenant shall be deemed to be occupying the Premises under a month-to-month periodic tenancy at a monthly rental equal to one hundred fifty percent (150%) (with respect to the first month of holdover) or two hundred percent (200%) (with respect to each subsequent month of holdover) of the Base Rental in effect during the last month of the Lease Term, plus all Additional Rental provided for in this Lease (the “Holdover Rent”), and otherwise subject to all the covenants and provisions of this Lease insofar as the same are applicable to a tenancy-at-will. Landlord and Tenant agree that any such tenancy-at-will may be terminated by thirty (30) days prior written notice by either party to the other party. If Tenant remains in possession after termination of this Lease without Landlord’s acquiescence or consent, Tenant thereupon shall be deemed a tenant-at-sufferance subject to summary eviction as provided by law; provided that Tenant shall be responsible for the Holdover Rent on a per diem basis for each day that Tenant remains in possession of the Premises after the termination of this Lease. In addition to and without limiting any other rights and remedies which Landlord may have on account of such holding over by Tenant, if such holding over exceeds sixty (60) days, Tenant shall indemnify Landlord from and against any and all direct and consequential damages suffered by Landlord on account of such holding over by Tenant, including any damages and claims by tenants entitled to future possession.

2.5 Assignment and Subleasing.

(a) Except as otherwise permitted by the terms of this Lease, Tenant shall not, without Landlord’s prior written consent, granted or withheld in Landlord’s sole discretion subject to subsection (e), below, (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest thereunder; (ii) allow any transfer thereof or any lien upon Tenant’s interest by operation of law; (iii) sublease the Premises or any part thereof; or (iv) permit the use or occupancy of the Premises or any portion thereof by any party other than Tenant; and any attempt to consummate any of the foregoing without Landlord’s consent shall be void.

(b) Notwithstanding anything herein to the contrary, if at any time or from time to time during the Lease Term, Tenant desires to sublease all or a portion of the Premises or assign the Lease, Tenant shall notify Landlord in writing (hereinafter referred to in this Section 2.5 as the “Notice”) of the terms of the proposed subleasing or assignment, the identity of the proposed assignee or sublessee, the area proposed to be subleased (if a sublease is proposed), and such other information as Landlord may reasonably specify to evaluate Tenant’s request. Landlord shall then have the options: (i) to sublease from Tenant such space (hereinafter referred to as “Subject Space”) at the same Base Rental and Additional Rental as Tenant is required to pay to Landlord under this Lease for the same space; (ii) to terminate this Lease; or (iii) to review such proposed assignment or sublease for approval or disapproval. The option to sublease, to terminate, or to review, as the case may be, shall be exercisable by Landlord in writing within a period of ten (10) days after receipt of the Notice; and if Landlord fails to otherwise notify Tenant, Landlord shall be deemed to have elected to review such proposed assignment or sublease for approval or disapproval pursuant to Section 2.5(e).

(c) If Landlord elects to terminate this Lease under subsection (b) above and the Subject Space constitutes the entire Premises, then this Lease shall terminate on the date set forth in Landlord’s notice to Tenant, which termination shall be no earlier than thirty (30) and no later than ninety (90) days after the date of such notice. If the Subject Space does not constitute the entire Premises and Landlord so exercises its option to terminate this Lease with respect to the Subject Space, then this Lease shall remain in full force and effect except that the Base Rental, Additional Rental and Tenant’s Percentage Share shall be reduced to conform to the reduced Rentable Area of the Premises. In such an event, Landlord and Tenant shall reasonably cooperate with one another to separately demise the Subject Space from the remainder of the Premises, and the demising costs incurred thereby will be divided equally between Landlord and Tenant.

(d) In the event Landlord exercises the option to sublease the Premises under subsection (b) above, the term of the subleasing from Tenant to Landlord shall be the term set forth in the Notice (which shall not be longer than the then current Lease Term unless Landlord expressly agrees in writing that any extension or renewal option contained in this Lease will apply to such Subject Space) and shall be on such terms and conditions as are contained in this Lease to the extent applicable, except that Landlord shall have the right further to sublease or assign the sublease of Subject Space. In such an event, Landlord and Tenant shall reasonably cooperate with one another to separately demise the Subject Space from the remainder of the Premises, and the demising costs incurred thereby will be divided equally between Landlord and Tenant.

(e) If Landlord fails to exercise either its option to sublease or its option to terminate within the aforesaid thirty-day period but elects to review the proposed assignment or sublease for approval or disapproval under subsection (b) above, Tenant shall submit to Landlord within ten (10) days after said period a copy of the proposed assignment or sublease and such additional information concerning the proposed assignee or sublessee as may be requested by Landlord for Landlord’s review. Within ten (10) days subsequent to Landlord’s receipt of the proposed assignment or sublease and such requested additional information, Landlord shall approve or disapprove in writing the proposed assignment or sublease and the proposed assignee or sublessee. Landlord’s consent to a proposed assignment or sublease shall not be unreasonably withheld, conditioned or delayed, provided Landlord determines that the proposed assignee or subtenant (i) is of a type and quality consistent with the type and quality of assignees and subtenants approved by owners of Comparable Buildings, and (ii) is not a party by whom any suit or action could be defended on the ground of sovereign immunity or diplomatic immunity. In addition, the following conditions must be satisfied at the time Tenant requests Landlord’s consent to an assignment or sublease: (A) no Default (hereinafter defined) exists; (B) the proposed use of the Premises will not violate any agreement affecting the Premises or the Building (and Landlord agrees to provide a then-current list of any such agreements to Tenant within ten (10) days after request therefor); (C) the proposed assignee or subtenant is not a tenant of the Building or a prospective tenant who, within the six (6) month period prior to Tenant’s request, has toured the Building with Landlord or its brokers or agents or corresponded with Landlord or its brokers or agents about the possibility of leasing space in the Building; (D) the proposed sublease will not result in more than two (2) subleases of the Premises to exist at one time; and (E) Tenant has paid to Landlord an administrative fee in the amount of Three Thousand Dollars ($3,000.00), to compensate Landlord for its review and out-of-pocket costs, including, without limitation, its attorneys’ fees, and which amount may be retained by Landlord whether or not such consent is granted.

(f) Any transfer or series of transfers resulting in a change in the controlling interest in Tenant (whether Tenant is a corporation, partnership, trust or other entity), whether voluntarily, by operation of law, or otherwise, shall be deemed an assignment of this Lease within the meaning of this Section 2.5, unless such transfer or transfers are the result of the trading of stock of Tenant on a nationally recognized securities exchange.

(g) If, with the consent of Landlord, this Lease is assigned or the Premises or any part thereof is subleased or occupied by any party other than Tenant, Landlord may, after any Default by Tenant, collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Base Rental and Additional Rental herein reserved, but no such assignment, subleasing, occupancy or collection shall be deemed (i) a waiver of any of Tenant’s covenants contained in this Lease, (ii) the acceptance by Landlord of the assignee, subtenant or occupant as Tenant, or (iii) the release of Tenant from further performance by Tenant of its covenants under this Lease.

(h) Landlord’s approval of or consent to an assignment or sublease transaction shall not operate to release Tenant from its liability hereunder, and shall not affect Landlord’s rights under this Section 2.5 as to any subsequent proposed assignment or sublease.

(i) Tenant covenants and agrees to deliver to Landlord one (1) fully executed counterpart of the instruments and documents (including amendments thereto) evidencing any approved assignment or subleasing effected pursuant to this Lease. Such delivery shall be made promptly following the execution of any such instrument or document.

(j) In the event that Tenant assigns this Lease or sublets all or any portion of the Premises to any party other than an Affiliate Transferee (as defined below), Tenant shall pay to Landlord as Additional Rental an amount equal to fifty percent (50%) of the difference between (i) all sums paid to Tenant or its agent by or on behalf of such assignee or subtenant under the assignment or sublease after deducting Tenant’s reasonable, actual, unrelated third-party expenses of obtaining such assignment or subleasing, including, but not limited to, brokerage commissions, tenant improvement or other allowances or concessions granted and actually paid out by Tenant, advertising and marketing costs incurred, the value of any improvements and alterations paid for by Tenant, and reasonable legal and professional fees, (with all such expenses amortized on a straight-line basis over the term of the proposed sublease or over the term of the assignment) and the value of any furniture, fixtures, equipment and personal property transferred by Tenant to such assignee or subtenant, and (ii) the Annual Base Rental and Additional Rental paid by Tenant under this Lease and attributable to the portion of the Premises assigned or sublet.

(k) Notwithstanding the above restrictions on subletting and assignments, Landlord’s prior consent shall not be required for any assignment or subletting to an Affiliate of Tenant (as defined below), provided (i) that such assignee or subtenant agrees in writing to be bound by the terms and conditions of this Lease and to assume all of the obligations and liabilities of Tenant under this Lease, (ii) that Tenant provides Landlord with prior written notice of its intent to assign or sublease all or a portion of the Premises not more than sixty (60) nor less than ten (10) days prior to the effective date of such assignment or sublease, and (iii) that the proposed assignment or sublease with such person or entity is not a so-called “sham” transaction intended by Tenant to circumvent the provisions of this Section 2.5. Tenant shall be entitled to retain, in full, any profit it obtains as a result of an assignment or subletting pursuant to this Section 2.5(k). In the event of any assignment or subletting pursuant to this Section 2.5(k), Tenant shall remain fully liable as a primary obligor and principal for Tenant’s obligations and responsibilities under this Lease, including, but not limited to, the payment of all rent and charges required hereunder and the performance of all conditions and obligations to be performed under this Lease. For purposes of this Section 2.5(k), an “Affiliate of Tenant” shall mean any corporation, limited liability company, association, trust, or partnership (1) that Controls (as herein defined) Tenant, (2) that is under the Control of Tenant, through stock ownership or otherwise, (3) that is under common Control with Tenant, or (4) which results from the merger or consolidation with Tenant, or acquires all or substantially all of the assets of or interest in Tenant, but only if such resulting or acquiring entity has a creditworthiness (e.g. assets and capitalization) and net worth (which shall be determined on a pro forma basis using generally accepted accounting principles consistently applied and using the most recent financial statements) not less than that of Tenant as of the day immediately preceding the transaction. The terms “Control” or “Controls” as used in this Section 2.5(k) shall mean the power to directly or indirectly influence the direction, management, or policies of Tenant or such other entity. As used in this Lease, the term “Affiliate Transferee” means an Affiliate of Tenant who has taken an assignment of this Lease or has subleased the Premises in accordance with the terms of this Section 2.5(k).

III.

RENT, RENT ADJUSTMENT AND DEPOSITS

3.1 Base Rental. Subject to the terms and conditions of this Lease, including without limitation, any credits and abatements contemplated by this Lease, Tenant shall pay to Landlord an annual base rent in monthly installments for and during the Lease Term in the amounts specified in the Lease Summary, as the same may be escalated therein (the “Base Rental”). The monthly installments of Base Rental shall be paid in advance on the first day of every calendar month during the Lease Term commencing on the Commencement Date. If the Commencement Date shall be a day other than the first day of a calendar month, (1) the Base Rental for the first Lease Year shall be an amount equal to the sum of (x) the amount of Base Rental for the partial month in which the Commencement Date occurs, plus (y) the amount of the Base Rental set forth in the Lease Summary, and (2) Base Rental for such partial month shall be the prorated amount of the Base Rental payable hereunder during the first Lease Year, which proration shall be based upon the actual number of days of such partial month. The prorated Base Rental for such partial month shall be payable on the first day of the calendar month after the month in which the Commencement Date occurs.

3.2 Additional Rental. The term “Additional Rental” shall mean all costs, expenses, charges and other payments to be made by (or on behalf of) Tenant to Landlord (or to a third party if required under this Lease), whether or not the same be designated as such, and includes all of Tenant’s Pass-Through Expenses (as defined below).

3.3 Pass-Through Expenses. In addition to the Base Rental, Tenant, as Additional Rental, shall pay, for each calendar year during the Lease Term, the sum of (i) Tenant’s Percentage Share of the Operating Expenses for the calendar year in question plus (ii) Tenant’s Percentage Share of the Property Taxes for the calendar year in question (together, the “Pass-Through Expenses”), which amounts shall be determined and adjusted in accordance with the following procedures:

(a) During each December of the Lease Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of its reasonable estimate of Pass-Through Expenses for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord 1/12 of such estimated amounts together with the Base Rental, provided that if such notice is not given in December Tenant shall continue to pay during the ensuing calendar year on the basis of the amounts payable during the calendar year just ended, until the month after such notice is given to Tenant. If at any time or times it appears to Landlord that the actual amount payable under this Section 3.3 for the current calendar year will vary from Landlord’s estimate, Landlord shall have the option one (1) time each Lease Year to revise, by notice to Tenant, its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate. Failure to make a revision contemplated by the immediately preceding sentence shall not prejudice Landlord’s right to collect the full amounts of the Pass-Through Expenses payable under this Section 3.3.

(b) Within one-hundred and twenty (120) days after the close of each calendar year during the Lease Term, or as soon after such 120-day period as practicable, Landlord shall deliver to Tenant a written statement (an “Expense Statement”) identifying in reasonable detail the adjustments to be made pursuant to this Section 3.3 for the calendar year just ended. If, on the basis of such Expense Statement and subject to Tenant’s audit rights set forth in Section 3.3(d) below, Tenant owes an amount that is less than the estimated payments for the calendar year just ended previously made by Tenant, Landlord shall credit such excess to the next payments of Pass-Through Expenses coming due pursuant to this Section 3.3 or, if the Lease Term is about to expire, refund such excess to Tenant if Tenant is not then in Default under this Lease (in the instance of a Default such excess shall be held as additional security for Tenant’s performance, may be applied by Landlord to cure any such Default, and shall not be refunded until any such Default is cured). If, on the basis of such Expense Statement and subject to Tenant’s audit rights set forth in Section 3.3(d) below, Tenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Tenant, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the Expense Statement.

(c) If the Lease Term shall commence or expire on a day other than the last day of a calendar year, the amount of Pass-Through Expenses payable pursuant to this Section 3.3 shall be the product of multiplying the Pass-Through Expenses which otherwise would have been payable hereunder for the full calendar year by a fraction, the numerator of which is the actual number of days of the calendar year in question included within the Lease Term, and the denominator of which is 365. The expiration or termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to subsection (b) of this Section 3.3 to be performed subsequent to such expiration.

(d) Landlord shall maintain books and records showing Operating Expenses and Property Taxes as well as the determination of Pass-Through Expenses in accordance with sound accounting and management practices. If Tenant reasonably believes that any Expense Statement includes charges that are not permitted pursuant to this Lease or contains an error in calculation or otherwise, then Tenant shall be entitled to the following audit right. Such audit right shall be exercisable by Tenant providing Landlord, within ninety (90) days of Landlord’s delivery of such Expense Statement, a written notice of its exercise of such audit right and a statement enumerating reasonably detailed reasons for Tenant’s objections to such Expense Statement. Unless Tenant shall provide the requisite notice within ninety (90) days of Landlord’s delivery of such Expense Statement, then such Expense Statement shall be considered final and accepted by Tenant. If within thirty (30) days after Landlord’s receipt of Tenant’s written notice and statement, Landlord and Tenant are unable to resolve Tenant’s objections, then not later than fifteen (15) days after the expiration of such thirty (30)-day period, Tenant shall notify Landlord that it wishes to employ a national or regional recognized independent certified public accounting firm reasonably acceptable to Landlord to inspect and audit Landlord’s books and records relating to the objections raised in Tenant’s statement. If Tenant elects to employ such accountant as set forth above, Tenant and such accountant shall execute and deliver to Landlord a confidentiality and nondisclosure agreement on Landlord’s standard form, and Tenant shall provide Landlord not less than thirty (30) days notice of the date on which the accountant desires to examine Landlord’s books and records during regular business hours; provided, however, that such date shall be between thirty (30) and ninety (90) days after Tenant delivers to Landlord such notice. The accountant engaged by Tenant to conduct such audit cannot be compensated on a “contingency” or “success fee” basis. Such audit shall be limited to a determination of whether Landlord calculated the Expense Statement in accordance with the terms and conditions of this Lease. All costs and expenses of any such audit shall be paid by Tenant, unless as a result of the audit it is determined that Landlord overcharged Tenant by more than five (5%) of the amount of Tenant’s Pass-Through Costs shown on the Expense Statement, in which case Landlord shall pay for the costs of the audit not to exceed $2,500. Notwithstanding any audit made by Tenant, Tenant shall pay Landlord the full amount of any additional Pass-Through Expenses shown on the Expense Statement, subject to adjustment at such time as any such audit is completed pursuant to the terms hereof. If as a result of the audit it is determined that there was an underpayment of Additional Rent, Tenant shall, within thirty (30) days after the audit is completed, pay to Landlord an amount equal to such underpayment. In case of an overpayment, Landlord shall credit the next monthly rental payment by Tenant with an amount equal to such overpayment. Additionally, if this Lease shall have expired, Landlord shall apply such excess against any sums due from Tenant to Landlord and shall refund any remainder to Tenant within thirty (30) days after the audit is completed. Notwithstanding anything contained herein to the contrary, Tenant shall be entitled to exercise its right to audit pursuant to this Section 3.3(d) only in strict accordance with the foregoing procedures and not more often than once with respect to each Expense Statement and each such audit shall relate only to the most recent calendar year covered by the Expense Statement. Tenant shall not be entitled to exercise its audit rights on behalf of any subtenant or any other person or entity nor shall Tenant be entitled to exercise its audit rights with respect to any Expense Statement if a Default exists.

3.4 Base Rental and Operating Expenses Abatement. Notwithstanding anything in this Lease to the contrary, provided Tenant is not then in Default: (a) commencing on the first day of the seventh (7th) Lease Year, Tenant shall be entitled to abate Base Rental and Pass-Through Expenses next due and payable under this Lease in an amount up to, but not exceeding, Three Hundred Forty-Three Thousand Eight Hundred Thirty-Three and 00/100 Dollars ($343,833.00); and (b) commencing on the first day of the eighth (8th) Lease Year, Tenant shall be entitled to abate Base Rental and Pass-Through Expenses next due and payable under this Lease in an additional amount up to, but not exceeding, Three Hundred Forty-Three Thousand Eight Hundred Thirty-Three and 00/100 Dollars ($343,833.00). The aggregate amount of Base Rental and Pass-Through Expenses abated pursuant to this section (the “Abatement Amount”) shall accrue as an obligation of Tenant to Landlord and shall be immediately repaid to Landlord if a Default occurs under this Lease, in which event the foregoing abatements shall immediately cease if still accruing and, regardless of whether such abatements are still accruing, Tenant shall have no further right or claim thereto and Tenant shall immediately pay to Landlord, as Additional Rental, a sum equal to the then-unamortized Abatement Amount. The amortization of the Abatement Amount shall be calculated as though the total Abatement Amount was the principal amount of a promissory note, bearing interest at the rate of eight percent (8%) per annum, where the principal shall be repaid in 120 equal monthly installments of principal and interest. The amortization shall be calculated as of the date of the Default, with Tenant being credited for the number of full calendar months occurring from and after the Rent Commencement Date for which Tenant has paid Base Rental and Pass-Through Expenses (excluding months during which such rent is abated pursuant to this Section 3.4).

3.5 Commitment Deposit. In consideration of the execution of this Lease by Landlord, Tenant shall pay to Landlord, concurrently with Tenant’s execution and delivery hereof, the Commitment Deposit amount specified in the Lease Summary (the “Commitment Deposit”). Notwithstanding anything to the contrary in this Lease, upon the occurrence of the actual Commencement Date, the Commitment Deposit shall be applied to the monthly installment(s) of Base Rental first becoming due hereunder. In the event that a Default occurs under the Lease before such Commitment Deposit is applied to Base Rental, the Commitment Deposit may be retained by Landlord for application in reduction, but not in satisfaction, of damages suffered by Landlord as a result of the Default.

3.6 Security Deposit.

(a) Concurrently with the Tenant’s execution of this Lease, Tenant shall deliver to Landlord the sum specified as the Security Deposit in the Lease Summary, which amount shall be security for the full and faithful performance and observance by Tenant of its covenants and obligations under this Lease. No interest shall be payable on the Security Deposit, and it is agreed and acknowledged by Tenant that the Security Deposit is not an advance payment of rent or a measure of Landlord’s damages in the case of a Default by Tenant. Upon the occurrence of a Default under this Lease, Landlord may use, apply, or retain the whole or any part of the Security Deposit so deposited to the extent required for the payment of any Base Rental and Additional Rental or any other sum as to which Tenant is in Default or for the payment of any other damage, injury, expense, or liability resulting from a Default. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount necessary to restore the Security Deposit to its original amount. In the event that Tenant shall fully and faithfully comply with all of its covenants and obligations under this Lease, the Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date (or any permitted extensions thereof) and after delivery of possession of the Premises to Landlord in accordance with the terms hereof. In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall transfer the Security Deposit to the purchaser or assignee of Landlord’s interest in the Building (or provide the purchaser or assignee an appropriate credit at closing), and upon notification of Tenant of such transfer Tenant shall look only to the new landlord for the return of the Security Deposit, and Landlord shall thereupon be released from all liability to Tenant for the return of the Security Deposit. The Security Deposit shall not be assigned or encumbered by Tenant without the written consent of Landlord and such assignment or encumbrance without Landlord’s consent shall be void.

(b) In lieu of paying the Security Deposit in cash to Landlord, Tenant may, at Tenant’s sole option made prior to five (5) business days following the Effective Date, deliver the Security Deposit in the form of an unconditional, standby and irrevocable letter of credit in a form approved in advance by Landlord in its reasonable discretion and issued by the Bank (hereinafter defined) in the face amount of the Security Deposit hereunder (the “Letter of Credit”). As used herein, the term “Bank” means a federally-insured banking institution located in the Atlanta, Georgia metropolitan area and reasonably acceptable to Landlord, and having total assets of at least Three Billion Dollars ($3,000,000,000) and a Standard & Poor’s commercial paper rating of at least A-1. If Tenant elects to present the Security Deposit in the form of a Letter of Credit, Tenant shall pay all costs and expenses of the Letter of Credit, including without limitation, any fees charged by Bank in connection with any replacement or transfer of same. If the Letter of Credit (or any replacement thereof) is issued for an effective period of time less than the remaining Lease Term (or any renewal thereof), Tenant shall from time to time, and not later than thirty (30) days prior to the expiration of the Letter of Credit, replace each such expiring Letter of Credit with a new Letter of Credit in the same amount and upon the same terms. The Letter of Credit (and any replacement thereof) may be drawn upon by Landlord under the terms and conditions provided in this Lease. Failure of Tenant to renew the Letter of Credit at least thirty (30) days prior to its expiration shall constitute a Default under this Lease and shall entitle Landlord, in addition to the other remedies contained in this Lease, to draw upon the Letter of Credit.

(c) Landlord (or the beneficiary under the Letter of Credit, if such beneficiary is not Landlord) shall have the right to draw upon the Letter of Credit in any of the following circumstances (in addition to any other right to draw on the Security Deposit that is set forth in this Lease): (i) if the total assets of the issuer of the Letter of Credit are at any time less than Three Billion Dollars ($3,000,000,000), or such issuer has a Standard & Poor’s commercial paper rating of less than A-1 (provided if at any time the current Standard & Poor’s commercial paper rating system is no longer in existence, a comparable rating of a comparable commercial paper rating system from a comparable company shall be selected by Landlord, in its reasonable discretion, for purposes of this Section 3.6), (ii) if the credit rating of the issuer of the Letter of Credit is downgraded from the credit rating of such issuer at the time of the issuance of the Letter of Credit, the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law, (iii) if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least thirty (30) days prior to expiration of the then-current Letter of Credit where the issuer of such Letter of Credit has advised Landlord of its intention not to renew the Letter of Credit, (iv) if Tenant fails to provide Landlord with any renewal or replacement Letter of Credit complying with the terms of this Lease at least thirty (30) days prior to the final expiration date (i.e., the date that, by the terms of the Letter of Credit, the Letter of Credit expires and is either not subject to any automatic renewal or extension or the conditions to such automatic renewal or extension have not then been satisfied) of the then-current Letter of Credit if such Letter of Credit expires prior to the date that is ninety (90) days after the end of the Lease Term, or (v) any voluntary or involuntary proceedings are filed by or against Tenant (or any guarantor of this Lease) under any bankruptcy, insolvency or similar laws. In the event the Letter of Credit is drawn upon due solely to the circumstances described in the foregoing clauses (i), (ii), (iii), (iv) or (v), the amount drawn shall be held by Landlord as a cash Security Deposit in accordance with the terms of this Lease, and shall be otherwise retained, expended or disbursed by Landlord for any amounts or sums due under this Lease to which the proceeds of the Letter of Credit could have been applied pursuant to this Lease, and Tenant shall be liable to Landlord for restoration, in cash or Letter of Credit complying with the terms of this Lease, of any amount so expended to the same extent as set forth in this Section 3.6.

(d) Provided that (i) Tenant has not assigned its interest in this Lease or sublet all or any portion of the Premises, (ii) no Default shall have occurred during the Lease Term, (iii) Landlord has not provided written notice to Tenant regarding any non-payment of money required to be paid by Tenant hereunder which, if not paid by Tenant within the applicable cure period, will constitute a Default under the Lease, and (iv) there has been no material adverse change in the financial condition of Tenant from the financial condition of Tenant existing as of the Effective Date (collectively, the “Reduction Requirements”), then: (A) on or after the first day of the fifth Lease Year, Tenant may provide Landlord with a Reduction Request to reduce the Security Deposit to the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), and (B) on or after the first day of the sixth Lease Year, Tenant may provide Landlord with a Reduction Request to reduce the Security Deposit to the sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). As used herein, the term “Reduction Request” means a written notice from Tenant to Landlord in which Tenant requests a reduction of security permitted hereunder and certifies that, as of the date of such Reduction Request, all of the Reduction Requirements are satisfied. Provided that the Reduction Requirements have been satisfied at the time Landlord receives the Reduction Request, Landlord shall reduce the amount of the Security Deposit as follows: (i) if Landlord holds a cash Security Deposit, Landlord shall remit to Tenant the sum required to reduce the Security Deposit to the reduced Security Deposit amount set forth herein within thirty (30) days after Landlord’s receipt of the Reduction Request; or (ii) if Landlord holds a Letter of Credit, Landlord shall return to Tenant the original Letter of Credit within thirty (30) days following Landlord’s receipt from Tenant of a replacement Letter of Credit in the face amount of the reduced Security Deposit amount set forth herein, which replacement Letter of Credit satisfies all of the requirements set forth herein. During the Lease Term, as extended (if applicable), in no event shall the Security Deposit be less than One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00).

(e) As additional security for Tenant’s obligations under this Lease, Tenant hereby grants to Landlord a lien and security interest in or to all of Tenant’s furniture, fixtures, and equipment located at the Premises (including, without limitation, Tenant’s phone system, security access system, and computer equipment, servers and other electronics), but excluding Tenant’s other personal property (collectively, the “Tenant’s Property”). Tenant’s Property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums agreed to be paid by Tenant herein. This Section 3.6(e) shall constitute a security agreement under the Uniform Commercial Code as in effect in the State of Georgia so that Landlord shall have and may enforce a security interest in and to the Tenant’s Property. Tenant hereby consents to the filing of any financing statement or statements as Landlord may now or hereafter reasonably request in order that such security interest or interests may be perfected pursuant to the Uniform Commercial Code. Landlord may from time to time file such financing statement or statements in its sole discretion and sole cost. Landlord, as secured party, shall be entitled to all of the rights and remedies afforded a secured party under the Uniform Commercial Code. Tenant covenants and agrees not to sell or dispose of any of Tenant’s Property other than in the ordinary course of business, and agrees to replace any of Tenant’s Property which Tenant does sell or dispose of in the ordinary course of business with property that is of like kind and value as the Tenant’s Property sold or disposed of (which replacement property shall constitute Tenant’s Property). Provided that the Reduction Requirements have been satisfied, at any time from or after the first day of the fifth Lease Year, Tenant may provide Landlord with a Reduction Request to release Landlord’s lien and security interest in and to Tenant’s Property. Provided that the Reduction Requirements have been satisfied at the time Landlord receives the Reduction Request, Landlord shall release all of the Tenant’s Property from Landlord’s lien and security interest hereunder and shall terminate any UCC financing statements filed by Landlord encumbering Tenant’s Property within thirty (30) days of Tenant’s delivery of the Reduction Request to Landlord.

3.7 Payments. Except as otherwise explicitly set forth in this Lease, Tenant shall pay to Landlord all Base Rental, Additional Rental, and all other charges due and owing by Tenant under this Lease without deduction or set off, in legal tender, and at Landlord’s address specified in the Lease Summary or as otherwise directed in writing from time to time by Landlord. Tenant shall be responsible for and agrees to pay, before delinquency, (i) any sales tax on rents, parking fees or other charges payable under this Lease and (ii) any tax or assessment that may be assessed, charged or imposed by law now in effect, or which is hereafter enacted or may go into effect as a substitute for, or in lieu of, any increase in any taxes now in effect, in connection with the payment of rent for the use, occupancy, possession or tenancy of the demised premises for each month or portion thereof during the term of this Lease, or in connection with any parking fees or other charges payable by Tenant under this Lease (all of the foregoing are hereinafter referred to as “rent taxes”). Tenant agrees to pay all rent taxes in the manner and in accordance with the requirements of applicable law, rule and regulation, as the same may be amended from time to time. If the applicable taxing authority shall require (or permit and Landlord shall elect to do so) Landlord or Landlord’s agent to collect any rent taxes for or on behalf of the applicable taxing authority, then such rent taxes shall be paid by Tenant to Landlord or Landlord’s agent monthly with the rent payments required hereunder, in accordance with the requirements of the applicable taxing authority.

IV.

PREPARATION, MAINTENANCE AND REPAIR OF PREMISES

4.1 Preparation of the Premises and Building.

(a) Landlord shall construct the common corridors on the fourth floor of the Building that are depicted on Exhibit A-3, at Landlord’s sole cost and expense and using the design and materials, methods and finishes selected by Landlord in its sole discretion. Such common corridors shall be common areas of the Building that may be used by Tenant in common with the other tenants and occupants of the Building.

(b) Landlord, at Tenant’s cost and expense but subject to the Landlord’s Allowance, shall construct or install in the Premises the Tenant Improvements, as defined in and to be constructed or installed pursuant to the provisions of the Tenant Improvement Agreement which is attached hereto as Exhibit C. Landlord and Tenant agree to comply with all of the terms and provisions of the Tenant Improvement Agreement, including, without limitation, the obligation to pay, as Additional Rental, all amounts due thereunder.

(c) If the Tenant Improvements exceed in value the value of Landlord’s Allowance, and if the installment or construction of such Tenant Improvements causes an increase in the ad valorem taxes on the Building, then Tenant shall pay from time to time, as Additional Rental, any such increase in ad valorem taxes on demand of Landlord.

4.2 Repairs by Landlord.

(a) Landlord shall maintain in good order and repair, subject to normal wear and tear, casualty to and condemnation of the Building, including without limitation, public areas, the Parking Deck and landscaped areas, elevators, stairs, corridors, common restrooms, the Building’s mechanical (including heating, ventilation, and air conditioning), life safety, plumbing and electrical systems and the structure thereof, and exterior glass windows of the Premises; but in each case specifically excluding any mechanical, electrical, plumbing and life safety systems that serve Tenant and/or the Premises exclusively, Tenant’s kitchen facilities, any supplemental heating and air conditioning systems utilized solely by Tenant and/or the Premises, and any other improvements located on the interior of the Premises and other portions of the Building leased to other tenants. To the extent that the cost of any such repairs or maintenance to the foregoing necessitated by the intentional acts or omissions, negligence or gross negligence of Tenant, or its agents, employees, contractors, invitees, licensees, tenants or assignees, however, such costs shall be reimbursed by Tenant to Landlord upon demand as Additional Rental.

4.3 Repairs by Tenant.

(a) Tenant shall at its own expense keep the Premises and all fixtures contained therein in as good or better condition as when the Premises were first delivered to Tenant (inclusive of the Tenant Improvements), except for (a) ordinary wear and tear, (b) any appropriation or taking under power of eminent domain or by paramount authority governed by Section 4.7, below, (c) damage by Casualty governed by Section 4.6, below, and (d) improvements for which Landlord is responsible for repairing pursuant to Section 4.2, above. Subject to the terms and conditions set forth in this Section 4.3, Tenant shall also bear the cost of maintenance and repair, by contractors approved by Landlord, of all facilities which are not expressly required to be maintained or repaired by Landlord and which are located in the Premises, including, without limitation, any mechanical, electrical, plumbing and life safety systems that serve Tenant and/or the Premises exclusively, Tenant’s kitchen facilities, any supplemental heating and air conditioning systems utilized by Tenant and/or the Premises (including the Supplemental HVAC System), and any other improvements located within the Premises. If Tenant fails to perform, or cause to be performed, its maintenance and repair obligations as set forth in this Section 4.3 and subsequently fails to correct such failure within thirty (30) days of Landlord’s delivery to Tenant of written notice of such failure (which 30-day period will be reasonably extended in the event that such failure cannot be reasonably cured within such 30-day period and Tenant commences to cure such failure within the initial 30-day period and continuously and diligently proceeds thereafter to correct such failure), then at the option of Landlord, in its sole discretion, any such maintenance or repair may be performed or caused to be performed by Landlord and the actual cost and expense thereof charged to Tenant, and Tenant shall pay the amount thereof to Landlord on demand as Additional Rental. Notwithstanding the preceding sentence, Tenant acknowledges that Landlord is not required to give notice prior to exercising Landlord’s rights in the preceding sentence in the event that Tenant’s failure poses an imminent threat of injury to persons or damage to property, or materially interferes with another tenant’s use or enjoyment of its premises in the Building.

4.4 Alterations by Tenant. Tenant shall make no alterations or additions of any kind in or to the Premises without first obtaining Landlord’s prior written consent, other than Minor Alterations (hereinafter defined) as permitted hereunder. Landlord agrees it will not unreasonably withhold, condition or delay its consent to Tenant’s proposed Alterations; provided, however, that Tenant acknowledges and agrees that in granting or withholding its consent Landlord will consider, among other things, the potential impact of the Alterations on the mechanical, electrical, plumbing, HVAC or other systems of the Building, the exterior or structure of the Building and the rights of other tenants of the Building. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days’ prior written notice to Landlord, but without the necessity of obtaining Landlord’s prior written consent, to make Minor Alterations in and to the Premises provided that (1) the cost of such Minor Alterations, when aggregated with all other Minor Alterations made during the previous twelve (12) months, do not exceed $100,000, and (2) such Minor Alterations are performed by Tenant in accordance with, and subject to, all applicable laws and the remaining terms and conditions of this Section 4.4. As used herein, the term “Minor Alterations” means non-structural Alterations which (i) are not visible from the exterior of the Building or the common areas within the Building, (ii) will not affect the mechanical, electrical, plumbing, HVAC or other systems of the Building or the exterior or structure of the Building, and (iii) do not require the issuance of a building permit. Except as may otherwise be agreed by Landlord in writing at the time of granting its consent, all such work, including additions, fixtures, and Tenant Improvements (but excluding moveable office furniture, trade fixtures and equipment and other personal property of Tenant) made or placed in or upon the Premises by either Tenant or Landlord shall be and become the Landlord’s property at the termination of this Lease by lapse of time or otherwise, all without compensation or payment to Tenant. Approved Alterations or additions made by Tenant shall be at the sole expense and liability of Tenant, and Tenant’s indemnity in Section 7.3 hereof shall apply to any contractors engaged by Tenant in connection therewith. Landlord shall have the right to take depreciation with respect to the Tenant Improvements up to, but not exceeding, the amount of the Landlord’s Allowance. Tenant shall have the right to take depreciation with respect to the Tenant Improvements in any amounts exceeding the Landlord’s Allowance, as well as any other Alterations made and paid for by Tenant. Tenant shall remove all Alterations constructed or installed by Tenant at the expiration or earlier termination of this Lease; provided, however, that if, upon Tenant’s written request made at the time of Tenant’s request for Landlord’s approval of any Alterations, Landlord agrees to notify Tenant in writing which Alterations, if any, Tenant will be required to remove at the end of the Lease Term. Notwithstanding anything to the contrary in this Lease, Tenant shall not be required to remove at the expiration or earlier termination of the Lease Term any of the Tenant Improvements or any of the Non-Removal Tenant’s Pre-Occupancy Work.

4.5 Discharge of Liens. Tenant is not authorized to contract for or on behalf of Landlord for work on or the furnishing of materials to the Premises or any other part of the Building. Tenant shall discharge of record by payment, bond or otherwise, within thirty (30) days subsequent to the date of its receipt of written notice thereof from Landlord, any mechanic’s, laborer’s or similar lien filed against the Premises or the Building for work or materials claimed to have been furnished at the instance of Tenant. If Tenant shall fail to cause such lien or claim of lien to be so discharged or bonded within such period, in addition to any other right or remedy it may have, Landlord may, but shall not be obligated to, discharge the same by paying the amount claimed to be due or by procuring the discharge of such lien or claim by deposit in court or bonding, and in any such event, Landlord shall be entitled, if Landlord so elects, to compel the prosecution of any action for the foreclosure of such lien or claim by the claimant and to pay the amount of the judgment, if any, in favor of the claimant, with interest, costs and allowances. Tenant shall pay as Additional Rental on demand from time to time any sum or sums so paid by Landlord and all costs and expenses incurred by Landlord, including, but not limited to, reasonable attorneys’ fees actually incurred in processing such discharge or in defending any such action.

4.6 Damage and Destruction.

(a) If the Building or Premises is damaged partially or wholly by fire, the elements, act of God or other casualty (a “Casualty”), and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within one hundred eighty (180) days of such damage, then Landlord may, at its sole option, terminate this Lease as of the date of such Casualty and the Lease Term shall end on such date as if that date had been originally fixed in this Lease for the expiration of the Lease Term. Landlord shall exercise its option provided herein by written notice to Tenant within sixty (60) days of such Casualty. If the Premises are materially damaged by any Casualty and the Lease is not terminated pursuant the preceding sentences, then Landlord shall provide notice to Tenant (the “Restoration Notice”) indicating the date (the “Restoration Date”) by which, in the reasonable judgment of Landlord’s architect, restoration of the Premises is feasible. If the Restoration Date is more than two hundred seventy (270) days following the date of the Casualty, then Tenant shall have the right to terminate this Lease by giving written notice thereof to Landlord within thirty (30) days after Tenant’s receipt of the Restoration Notice, in which event this Lease and the tenancy hereunder shall terminate as of the date of such Restoration Notice.

(b) If, following a Casualty, the Lease is not terminated as aforesaid, Landlord shall proceed with all due diligence to repair and restore the Building or Premises, as the case may be (except that Landlord may elect not to rebuild, and thus terminate this Lease, if such damage occurs during the last year of the Lease Term as the same may have been extended by Tenant pursuant to the terms hereof, so long as such extension was made prior to the date of the Casualty). Landlord’s obligation to restore the Premises under the preceding sentence shall be discharged by Landlord’s restoration of the Premises to substantially the condition that exists as of the Effective Date. In the event that Landlord shall fail to complete such repairs and material restoration on or prior to the Restoration Date and Tenant’s use and enjoyment of the Premises is then materially impaired by the uncompleted restoration, and Tenant cannot and does not operate its business as a result thereof, Tenant may, at its option, terminate this Lease by delivering written notice to Landlord, whereupon the Lease shall end on the date which is thirty (30) days following the date of such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the term hereof, unless Landlord completes such repairs and material restoration within such 30-day period, in which case such termination shall be null and void and of no further force and effect. Notwithstanding the foregoing, if restoration or repair is delayed because of changes, deletions or additions in construction requested by Tenant, or because of any event of Force Majeure, the Restoration Date shall be extended for the amount of time Landlord is so delayed. In no event shall Landlord be required to rebuild, repair, or replace any personal property, equipment or trade fixtures which belong to Tenant.

(c) If this Lease is not terminated by Landlord pursuant to this Section 4.6 and if the Premises are unfit for occupancy in whole or in part following such damage, the Base Rental and Pass-Through Expenses payable during the period in which the Premises are unfit for occupancy shall abate and Tenant’s Percentage Share shall be reduced in proportion to the number of square feet of Rentable Area of the premises rendered unusable by such damage.

(d) In the event of any damage or destruction to the Building or the Premises, Tenant shall, upon reasonable prior written notice from Landlord, remove forthwith, at its sole cost and expense, such portion or all of the property belonging to Tenant (other than partitions, fixtures, additions and similar improvements), from such portion or all of the Building or the Premises as Landlord shall request.

(e) Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control except that Landlord’s insurance may be subject to control by the holder or holders of any indebtedness secured by a mortgage or deed to secure debt covering any interest of Landlord in the Premises or the Building.

(f) Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed to secure debt covering the Premises or Building requires that any insurance proceeds be paid to it, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon the Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Lease Term.

(g) If any such casualty stated in this Section 4.6 occurs, Landlord shall not be liable to Tenant for inconvenience, annoyance, loss of profits, expenses, or any other type of injury or damage resulting from the repair of any such damage, or from any repair, modification, arranging, or rearranging of any portion of the Premises or any part or all of the Building or for termination of this Lease as provided in this Section 4.6.

4.7 Eminent Domain.

(a) If all or any substantial part of the Project, the Building and/or the Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Premises for the purpose for which it is then being used, this Lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this Lease for the expiration of the Lease Term.

(b) If part of the Project, the Building and/or the Premises is taken for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in subsection (a) above, this Lease shall not terminate but the Base Rental and Pass-Through Expenses payable hereunder during the unexpired portion of this Lease and Tenant’s Percentage Share shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Project, the Building and the Premises, as applicable, to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under the circumstances.

(c) Tenant shall not share in any condemnation award or payment in lieu thereof or in any award for damages resulting from any grade change of adjacent streets, the same being hereby assigned to Landlord by Tenant; provided, however, that Tenant may, to the extent provided by law, separately claim against and receive from the condemning authority, if legally payable, compensation for Tenant’s removal, relocation costs, loss of business, business interruption and loss of trade fixtures, but only if and to the extent no such claim or award therefor will reduce or affect Landlord’s awards.

(d) Notwithstanding anything to the contrary contained in this Section 4.7, if during the Lease Term the use or occupancy of any part of the Building or Premises shall be taken or appropriated temporarily for any public or quasi-public use under any governmental law, ordinance, or regulation, or by right of eminent domain, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all rental payable hereunder by Tenant during the Lease Term. In the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the loss of use or occupancy of the Premises during the Lease Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration and compensation for the loss of use or occupancy of the Premises after the end of the term of this Lease.

4.8 Reports of Defects. Tenant promptly shall report to Landlord in writing any damage to or defective condition in or about the Building or Premises known to Tenant.

4.9 Landlord’s Right to Enter Premises. Tenant shall not change the locks on any entrance to the Premises or install additional locks without Landlord’s prior written consent, which consent shall be in Landlord’s reasonable discretion. Upon Tenant’s written request to Landlord, Landlord shall make a reasonable change of locks on behalf of Tenant and at Tenant’s sole cost and expense. During Tenant’s normal business hours (except in the event of an emergency), Landlord and its agents, employees and contractors shall have the right to enter the Premises at such times as Landlord deems reasonably necessary to make necessary repairs, additions, alterations and improvements to the Building, including, without limitation, the erection, use and maintenance of pipes and conduits and repairs to adjacent premises or other premises. Landlord shall also be allowed to take into and through the Premises any and all needed materials that may be required to make such repairs, additions, alterations and improvements. During such time as work is being carried on in or about the Premises, provided such work is carried out in a manner so as not to interfere unreasonably with the conduct of Tenant’s business therein, the rent provided herein shall in no wise abate, and Tenant waives any claim and cause of action against Landlord for damages by reason of loss or interruption to Tenant’s business and profits therefrom because of the prosecution of any such work or any part thereof. In addition, Landlord and its agents, employees and contractors shall have the right to enter the Premises during normal business hours, without undue interference with the conduct of Tenant’s business therein, to inspect and examine the Premises and to show the Premises to prospective tenants during the last nine (9) months of the Lease Term or to prospective mortgagees, ground lessors or purchasers of the Property or the Building or both at any time. In the event of an emergency, or if entry is otherwise necessary to prevent injury to persons or damage to property, Landlord’s entry to the Premises may be made by force without any liability whatsoever on the part of Landlord for damage resulting from such forcible entry. Before entering the Premises pursuant to Landlord’s rights hereunder, Landlord shall provide Tenant’s representatives at the Premises not less than one (1) business day’s prior oral or written notice of such access, except that no prior notice shall be necessary in the following situations: (i) provision of the standard janitorial and cleaning services required to be provided by Landlord under this Lease or any other services specifically requested by Tenant; (ii) in the event of an emergency or to prevent injury to persons or damage to property; or (iii) this Lease otherwise permits entry without notice. In exercising Landlord’s rights under this Section 4.9, Landlord shall exercise commercially reasonable efforts not to unreasonably interfere with Tenant’s use or enjoyment of the Premises.

V.

USE AND SERVICES

5.1 Use. Tenant shall use the Premises for the purposes stated in the Lease Summary and for no other purpose. Tenant shall not use the Premises for any illegal purpose, nor violate any statute, regulation, rule or order of any governmental body in its use thereof, nor create or allow to exist any nuisances or trespasses, nor do any act in or about the Premises or bring anything onto or into the Premises which will in any way increase the rate of insurance on the Premises nor deface or injure the Premises or overload the floor of the Premises.

5.2 Services. So long as Tenant is not in Default, Landlord shall provide to Tenant the following services:

(a) General cleaning and janitorial service required as a result of normal, prudent use of the Premises as described on Exhibit F attached hereto and only on Mondays through Fridays, inclusive, with New Year’s Day, Memorial Day, Independence Day, Labor

Day, Thanksgiving Day, Christmas Day and such other holidays which are customarily designated as holidays by landlords of Comparable Buildings (herein collectively called the “Holidays”) excepted. As of the date of this Lease, Holidays consist of only those days specifically enumerated above. Landlord shall give Tenant at least ninety (90) days’ notice prior to designating additional Holidays hereunder.

(b) Heating and air-conditioning service daily on Mondays through Fridays, inclusive, with Holidays excepted, from 8:00 A.M. to 7:00 P.M. (Atlanta, Georgia time) and on Saturdays, if not a Holiday, from 8:00 A.M. to 1:00 P.M. (Atlanta, Georgia time). The base Building heating, ventilating and air conditioning system (the “HVAC System”) has been designed to maintain temperatures of 68 to 76 degrees Fahrenheit in the winter when outdoor conditions are no less than minus 10 degrees Fahrenheit dry bulb, and 74 to 78 degrees Fahrenheit in the summer when outdoor conditions are no greater than 95 degrees Fahrenheit dry bulb or 75 degrees Fahrenheit wet bulb, provided that: (i) in the summer, Tenant maintains light-colored blinds, fully drawn, with slats at 45° angle coincident with peak sun load, and Tenant’s electric load does not exceed 5 watts per rentable square foot; (ii) at all times, Tenant does not install partitions or other installations in locations which interfere with the proper operation of the system of interior climate control; (iii) the foregoing specifications apply only in those portions of the Premises which are used as office space consistent with the manner in which office space is used by tenants in Comparable Buildings and with only the operation of non-heat emitting equipment other than personal computers and computer monitors consistent with the types of personal computers and monitors used by tenants in office space in Comparable Buildings; and (iv) the HVAC System has not been designed to achieve the foregoing specifications in any kitchen, conference room, computer room, LAN room, secure area, copy room, dining facility or other areas of the Premises which are not used as office space (consistent with the manner in which office space is used by tenants in Comparable Buildings) or in which Tenant Improvements or the configuration thereof or the placement of any of Tenant’s furniture or equipment adversely affects the ability of the HVAC System to efficiently function. Landlord reserves the right to prohibit the use of machines and equipment which generate sufficient heat to exceed the design specifications of the HVAC System, which impair the ability of the HVAC System to efficiently function, or which otherwise place an undue strain on the HVAC System (in each case whether by reason of the character, quantity, density, placement, or other characteristic of such machines and equipment), unless and until arrangements are made by Tenant, reasonably acceptable to Landlord, to obtain and install in the Premises at Tenant’s cost supplementary air-conditioning equipment, and the cost of operation and maintenance of such equipment shall be paid by Tenant on the Base Rental payment dates at such rates as are established from time to time by Landlord. Should Tenant desire either heating or air-conditioning at times when such services are not furnished by Landlord under the terms of this Lease, Landlord shall furnish such services as requested by Tenant upon such prior advance notice as is from time to time required by Landlord’s property manager, at Tenant’s expense and at such hourly charge as is from time to time reasonably determined by Landlord, which charges Tenant shall promptly pay upon invoice from Landlord. As of the Effective Date, the charge for such additional heating and air-conditioning services is $35 per hour, per floor. Payments for such additional services shall be deemed Additional Rental due from Tenant;

(c) Elevator service daily on Mondays through Fridays, inclusive, with Holidays excepted, from 8:00 A.M. to 7:00 P.M. and on Saturdays, if not a Holiday, from 8:00 A.M. to 1:00 P.M. At least one elevator shall be operative at all other hours;

(d) Landlord shall furnish electric current in a quantity sufficient to ensure that Tenant has constant access to and ability to use a minimum of five (5) watts per rentable square foot of the Premises for Building standard tenant lighting and small business machinery only from electric circuits designated by Landlord for Tenant’s use. Such circuits will be fed into one or more of the existing electrical panels (a 480/277 volt panel or panels for Building standard tenant lighting and a 208/120 volt panel or panels for tenant outlet requirements) in the electrical closet or closets located on the same Building floor as the Premises. Tenant’s usage of said panels on any given floor shall not exceed Tenant’s pro rata share (based on rentable square footage) of the panels’ capacity. Tenant shall not use any electrical equipment which in Landlord’s opinion will overload the wiring installations or interfere with the reasonable use thereof by other users in the Building. Tenant shall not install or operate in the Premises any electric power generation equipment or transformer carrying substantial non-linear loads, producing above-average amounts of heat, or not having the capability of neutralizing harmonic distortion. Tenant shall have the right to install and operate in the Premises personal computers and other electrically-operated office equipment normally used by office tenants of Comparable Buildings, but shall not, without Landlord’s prior written consent in each instance, connect any other items such as non-Building standard tenant lighting or auxiliary air conditioners (except the Supplemental HVAC System) to the Building’s electrical system, or make any alteration or addition to the Building electrical system. If Tenant desires any such items, additional 208/120 volt electrical power beyond that supplied by Landlord as provided above, electric current in excess of 208/120 volts for purposes other than Building standard tenant lighting, or other special power requirements or circuits, then Tenant may request Landlord to provide such supplemental power or circuits to the Premises, which request Landlord may grant or withhold in its reasonable discretion. If Landlord furnishes such power or circuits, Tenant shall pay Landlord, on demand, the actual cost of the design, installation and maintenance of the facilities required to provide such additional or special electric power or circuits, and the cost of all electric current so provided. Landlord may require separate electrical metering of such supplemental electric power or circuits to the Premises, and Tenant shall pay, on demand, the actual cost of the design, installation and maintenance of such metering facilities. In no event shall Tenant have access to any electrical closets in the Building, it being agreed that any electrical engineering design or contract work shall be performed at Tenant’s expense by Landlord or an electrical engineer and/or electrical contractor designated by Landlord. All invoices respecting the design, installation and maintenance of the facilities requested by Tenant shall be paid within thirty (30) days of Tenant’s receipt thereof. Landlord’s charge to Tenant for the cost of electric current so provided shall be paid within thirty (30) days of receipt of invoice by Tenant; and

(e) Common use restrooms, toilets, and drinking fountains available on each floor or partial floor of the Building occupied by Tenant.

5.3 Untenantability. In the event that the Premises are rendered Untenantable (hereinafter defined) because of any failure by Landlord to provide the services required under Section 5.2, because the Premises are rendered inaccessible, or because of Landlord’s failure to perform any repairs or maintenance required to be furnished by Landlord pursuant to Section 4.2 hereof, and: (i) such failure is reasonably within the ability of Landlord to prevent or remedy; and (ii) Tenant does not in fact use the Premises for the operation of its business during the entirety of such period of Untenantability, then:

(a) if such Untenantability continues for a period of five (5) consecutive business days after Tenant provides written notice to Landlord of the Untenantability, then Base Rental and Pass-Through Expenses hereunder shall be abated from the date on which Tenant first provided Landlord notice of the Untenantability and continuing until the Untenantability ceases; and

(b) if such Untenantability continues for a period of thirty (30) consecutive days after Tenant provides written notice to Landlord of the Untenantability, then Tenant shall have the right to terminate this Lease effective immediately by sending a written termination notice to Landlord at any time after the thirtieth (30th) consecutive day of Untenantability but prior to the date on which the Untenantability ceases. Upon any termination of the Lease in accordance with this Section 5.3(b), the Lease shall automatically terminate as of the date of Tenant’s notice and Landlord and Tenant shall each be released from any and all obligations or liabilities under the Lease accruing after such date, except for any obligations and liabilities which expressly survive any termination of this Lease. At Landlord’s request, Tenant shall promptly execute and return to Landlord a termination agreement prepared by Landlord documenting the termination of this Lease pursuant to this Section 5.3(b), which obligation shall survive any termination of this Lease pursuant to this Section 5.3(b).

(c) The parties agree to cooperate and use reasonable efforts to correct any Untenantability of the Premises. As used herein, the term “Untenantability” means that the Premises are rendered unusable for general office use. Notwithstanding anything to the contrary contained herein, the provisions of Section 4.6, and not this Section 5.3, shall govern and control any circumstances in which Untenantability is caused by a Casualty.

5.4 Tenant’s Self-Help Rights. In the event that Landlord fails to provide the services required under Section 5.2, or Landlord fails to perform any repairs or maintenance required to be furnished by Landlord pursuant to Section 4.2 hereof, and, as a result of such failure, Tenant’s ability to conduct business in the Premises is materially affected, in any adverse manner, then Tenant shall give Landlord notice thereof (the “Repair Default Notice”), which shall state with specificity the failure on the part of Landlord. If such failure is not cured by Landlord within thirty (30) days after Landlord’s receipt of the Repair Default Notice, then Tenant shall have the right to send Landlord a second notice (the “Second Repair Default Notice”). In the event such failure is not cured by Landlord within five (5) business days after Landlord’s receipt of the Second Repair Default Notice, then Tenant shall have the right to cure such default and charge the reasonable, actual cost thereof to Landlord. Tenant shall utilize only such contractors as are designated by Landlord to perform any work which Tenant has the right to perform under the preceding sentence. Notwithstanding the provisions for giving notice set forth in this Lease, both the Repair Default Notice and the Second Repair Default Notice shall be valid only if given by certified mail, return receipt requested, with copies, also by certified mail, return receipt requested, given to each mortgagee of the Building for which Tenant has been given a notice address. The Second Repair Default Notice shall set forth on the first page thereof, in bold, underlined print in at least eighteen (18) point font, the following: “This is the second notice to Landlord of a material default pursuant to the lease to Connecture, Inc., at 55 Allen Plaza, and may give rise to a right of the Tenant to rights of self-help.” The Second Repair Default Notice shall have attached thereto a copy of the Repair Default Notice. If Landlord shall not pay such amount to Tenant within thirty (30) days after written request therefor, Tenant shall have the right to off-set such amount against future payments of Base Rental and Additional Rental. Tenant shall indemnify and hold Landlord, its successors or assigns, and any tenant, licensee or invitee of the Project, harmless from and against any and all loss, cost or expense whatsoever, however incurred, by Landlord or such other party, as a result of Tenant’s wrongful exercise of the rights granted to Tenant in this Section, including, without limitation, reasonable attorneys’ fees actually incurred by Landlord or any other such party. Any mortgagee shall have the right to cure any default of which Tenant has given notice and Tenant shall accept the curative efforts and shall allow such party access to the Premises as is reasonably necessary to effect such cure. Notwithstanding anything to the contrary contained herein, the provisions of Section 4.6, and not this Section 5.4, shall govern and control any circumstances in which Landlord’s failure hereunder is caused by a Casualty.

VI.

COMPLIANCE WITH LAWS

6.1 Tenant’s Compliance with Laws. Without limiting in any manner any of Landlord’s representations, warranties, covenants and obligations set forth in this Lease, Tenant shall comply, at its own expense, with all statutes, regulations, rules, ordinances, and orders of any governmental body, department, or agency thereof which apply to or result from Tenant’s use or occupancy of the Premises and shall abide by and observe the Rules and Regulations attached to this Lease as Exhibit D, and such other reasonable and non-discriminatory rules and regulations as may be adopted from time to time by Landlord, provided that, in no event, may any such modification or additional rules and regulations materially limit Tenant’s express rights under this Lease or impose material additional costs on Tenant. In the event of any inconsistency between any additional rules and regulations and the other provisions of this Lease, the other provisions of this Lease shall prevail. Landlord shall give Tenant reasonable prior written notice of any such additional rules and regulations before Tenant shall be required to so comply with such additional rules and regulations. The rules and regulations in Exhibit D and all other rules and regulations made in accordance with this Lease are intended and shall be construed to supplement and not limit or restrict in any way any of Landlord’s rights or Tenant’s obligations contained in this Lease. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce any of said rules and regulations or the terms, covenants or conditions of any other lease against any other tenant or any other person, provided, however, Landlord may not enforce any such rules and regulations in an arbitrary or discriminatory manner to the detriment of Tenant.

6.2 Rent Control. Tenant waives the benefit of all existing and future rent control laws and similar governmental rules and regulations, whether in time of war or not, to the full extent permitted by law.

6.3 Landlord’s Obligation to Cure Violations of Law. If any Building common area, any component of the base Building structure or any component of any base Building system serving the Premises is in violation of applicable laws, and if an order (after all final appeals have been exhausted) of any court or governmental entity requires that such violation be cured, then Landlord shall cure such violation at Landlord’s sole cost and expense, but such costs and expenses shall be included in Operating Expenses to the extent permitted by the terms of this Lease. Notwithstanding the foregoing, if the requirement that is violated results from Tenant’s particular use or occupancy of the Premises (as opposed to general office use) or the design and/or construction of any Alteration or other improvement made by Tenant in the Premises, or if Tenant or any of its agents, employees, contractors, invitees, subtenants or assignees, otherwise caused such violation, then Tenant shall pay for or reimburse Landlord for the cost to cure such violation.

6.4 Taxes Payable by Tenant. In addition to Base Rental and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord upon demand for any and all taxes payable by Landlord whether or not now customary or within the contemplation of the parties hereto, to the extent not included in Property Taxes: (a) upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any improvements made in or to the Premises by Tenant regardless of whether title to such improvements shall be in Tenant or Landlord; and (b) upon or measured by the rental payable hereunder in the nature of a sales tax upon rent or a so-called “rent tax”, but not federal or state income taxes of Landlord. In the event that it shall not be lawful for Tenant so to reimburse Landlord, the monthly rental payable to Landlord under this Lease shall be revised to net Landlord the same net rental after imposition of any such tax upon Landlord as would have been payable to Landlord if such tax had not been imposed.

VII.

INSURANCE, LIABILITY AND INDEMNIFICATION

7.1 Insurance.

(a) Tenant agrees to carry fire and extended coverage insurance insuring Tenant’s interest in its improvements and betterments to the Premises and any and all furniture, equipment, supplies, and other property owned, leased, held, or possessed by it and contained therein (including, without limitation, Tenant’s Property), such insurance coverage to be in an amount equal to the full insurable value of such improvements and property.

(b) Tenant also agrees to carry a policy or policies of worker’s compensation and commercial general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of Three Million Dollars ($3,000,000.00) for property damage and One Million Dollars ($1,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises. Said policies shall: (i) name Landlord as an additional insured, (ii) be issued by an insurance company which is reasonably acceptable to Landlord and licensed to do business in the State of Georgia, and (iii) provide that said insurance shall not and may not be canceled unless thirty (30) days prior written notice shall have been given to Landlord. Said policy or policies, or certificates thereof, must be delivered to Landlord by Tenant on or before Tenant first enters the Premises and upon each renewal of said insurance.

(c) Tenant also agrees to carry a policy of business interruption insurance covering Tenant’s loss of income in an amount at least equal to the rental or other income (including Base Rental, Additional Rental and all other charges) payable by Tenant under this Lease for at least twelve (12) months.

(d) Throughout the Lease Term, Landlord shall maintain insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” or “All Risk” property insurance policies, insuring the Building in an amount equal to the full replacement cost thereof, exclusive of architectural and engineering fees, excavations, footings and foundations. Further, throughout the Lease Term, Landlord shall maintain commercial general liability insurance covering the common areas of the Building and Landlord in amounts required by Landlord’s lender. Throughout the Lease Term, Landlord shall also maintain worker’s compensation insurance with respect to any employees of Landlord as required by law.

7.2 Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant agree that in the event that the Building, the Premises or the contents thereof are damaged or destroyed by fire or other casualty, each party hereto waives its rights, if any, against the other party with respect to such damage or destruction to the extent such damage or destruction is covered under the property insurance policy(ies) of the party waiving such rights (or would have been covered had the party waiving such rights carried the property insurance required hereunder to be carried by such party). Tenant shall obtain from its insurers under all policies of fire, theft, public liability and other insurance maintained by it at any time during the Lease Term (as extended, if applicable) insuring or covering the Building or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer might have against Landlord, and Tenant shall indemnify Landlord against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

7.3 Indemnity.

(a) Subject to the provisions of Section 7.2, above, except to the extent of any cost, damage, claim, liability or expense resulting from the negligence or willful misconduct of Landlord or its officers, directors, members, agents and employees (collectively, the “Landlord

Indemnity Parties”), Tenant hereby agrees to indemnify and hold Landlord and the Landlord Indemnity Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys’ fees actually incurred) which are incurred by or claimed against Landlord or the Landlord Indemnity Parties, directly or indirectly, as a result of or in any way arising from (i) the undertaking of any Alterations or repairs to the Premises, the conduct of Tenant’s business in the Premises, or Tenant’s breach or default of its obligations hereunder; or (ii) any negligent act or omission or willful misconduct of Tenant or any Tenant Indemnity Party (as hereinafter defined).

(b) Subject to the provisions of Section 7.2, above, except as may be the result of the negligence or willful misconduct of Tenant or its officers, directors, members, agents and employees (collectively, the “Tenant Indemnity Parties”), Landlord hereby agrees to indemnify and hold Tenant and the Tenant Indemnity Parties harmless from and against any cost, damage, claim, liability or expense (including reasonable attorneys’ fees actually incurred) which are incurred by or claimed against Tenant or the Tenant Indemnity Parties relating to bodily injury or property damage to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Indemnity Parties, in connection with the use, management or operation of the common areas of the Building or Parking Deck or a default of this Lease by Landlord.

(c) The obligations of each party pursuant to this Section 7.3 shall survive the expiration or earlier termination of this Lease; provided, however, that any claims for indemnification under this Section 7.3 which are not brought by the party claiming indemnification against the other party within two (2) years following the expiration or earlier termination of this Lease shall be barred.

7.4 Liability of Landlord. Except as otherwise provided herein, Landlord shall be liable to Tenant for direct damages proximately occasioned by the negligence or intentional acts of Landlord, its agents and employees acting within the scope of their agency or employment. Except as expressly set forth in this Lease, Landlord shall not be liable to Tenant or to any person, firm, corporation or other business association claiming by, through or under Tenant, for failure to furnish or for delay in furnishing any service provided for in this Lease, and no such failure or delay by Landlord shall be an actual or constructive eviction of Tenant nor shall any such failure or delay operate to relieve Tenant from the prompt and punctual performance of each and all the covenants to be performed herein by Tenant; nor for defects in the cooling, heating, electric, water, elevator, or other apparatus or systems or for water discharged from sprinkler systems in the Building; nor for the theft, mysterious disappearance, or loss of any property of Tenant whether from the Premises or any part of the Building. Landlord agrees to make reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any interference, disturbance or act whether caused by another tenant or tenants of Landlord or other person, nor shall Tenant be relieved from any obligation herein because of such interference, disturbance or act.

7.5 No Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party hereto be liable for, and each party, on behalf of itself and its agents, representatives, employees, directors, officers, shareholders, affiliates, consultants, independent contractors, subtenants, licensees, invitees, successors and assigns, hereby waives any claim again the other (and the other’s affiliates) for, any consequential or punitive damages (including loss of profits or business opportunity) arising under or in connection with this Lease; except, however, that Tenant may be liable for consequential damages in the event of a holdover as set forth in Section 2.4 of this Lease.

VIII.

EVENT OF DEFAULT AND RELATED REQUIREMENTS

8.1 Default and Remedies.

(a) The occurrence of any of the following shall constitute an event of default (“Default”) by Tenant hereunder:

(i) Failure by Tenant to pay Base Rental, Additional Rental or any other sum of money payable under this Lease when due, if such failure continues for five (5) days after written notice to Tenant of such failure; provided, however, following the first three (3) such failures during any consecutive twelve (12) month period during the Lease Term, then Tenant’s subsequent failure to pay any installment of Base Rental, Additional Rental or any other sum of money when due during said twelve (12) month period shall constitute an immediate Default hereunder without any notice or cure period;

(ii) Tenant’s interest in the Lease or the Premises shall be subjected to any attachment, levy, or sale pursuant to any order or decree entered against Tenant in any legal proceeding and such order or decree shall not be vacated within thirty (30) days of entry thereof;

(iii) Tenant breaches or fails to comply with any other term, provision, condition, or covenant of this Lease, including, without limitation, any of the Rules and Regulations in Exhibit D, as the same may hereafter be amended from time to time, and such breach or failure shall continue for more than thirty (30) days subsequent to the date of receipt by Tenant of written notice of such breach or failure from Landlord; provided that such 30-day period shall be extended for the time reasonably required to complete such cure if such failure cannot reasonably be cured within said 30-day period and Tenant commences to cure such failure within said 30-day period and thereafter diligently and continuously proceeds to cure such failure (not to exceed a commercially reasonable time period for curing such breach or failure); or

(iv) Tenant, if a corporation, joint venture, partnership, limited partnership or trust, without Landlord’s prior written consent and the written assumption of this Lease by another party approved by Landlord, both in Landlord’s discretion, shall be dissolved or its entity status otherwise terminated.

(b) Upon the occurrence of a Default, but subject to all applicable laws, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it at law or in equity or by this Lease:

(i) Landlord, with or without terminating this Lease, may immediately or at any time thereafter reenter the Premises and perform, correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease or of the Rules and Regulations now in effect or hereafter adopted, and Tenant shall fully reimburse and compensate Landlord on demand for all costs and expenses incurred by Landlord in such performance, correction or repairing, including accrued interest as provided in the next sentence. All sums so expended to cure Default shall accrue interest from the date of demand until date of payment at a rate of interest which is the lower of (x) a per annum rate equal to the Prime Rate plus two percent (2%), or (y) twelve percent (12%) per annum, but in no event at a rate higher than that permitted by applicable law.

(ii) Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Premises and thereupon Tenant shall vacate the Premises and remove therefrom all property thereon belonging to or placed on the Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to reenter and take possession of the Premises. Any such demand, reentry and taking possession of the Premises by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iii) Landlord, with or without terminating this Lease, may immediately or at any time thereafter reenter the Premises and remove therefrom Tenant and all property belonging to or placed on the Premises by, at the direction of, or with consent of Tenant. Any such reentry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iv) Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Premises which it may deem reasonably necessary or proper to facilitate such reletting; and Tenant shall pay all reasonable costs of such reletting including, but not limited to, the cost of any such alterations and repairs to the Premises, reasonable attorneys’ fees actually incurred, and reasonable brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this Lease up to the date of beginning of payment of rent by any subsequent tenant of part or all of the Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.

(v) Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination. Upon such termination Landlord shall have the right to recover from Tenant, as liquidated damages, the following:

(A) the worth, at the time of the award, of the unpaid rent that has been earned at the time of termination of this Lease; and

(B) the worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of the award exceeds the amount of rent that could have been reasonably obtained by Landlord using reasonable diligence to relet the Premises; and

(C) the worth, at the time of the award, of the amount by which the unpaid rent for the balance of the Lease Term (or the then current extension period) after the time of the award (but in no event exceeding five years) exceeds the amount of rent that could have been reasonably obtained by Landlord using reasonable diligence to relet the Premises; and

(D) any other amount and court costs reasonably necessary to compensate Landlord for all detriment directly caused by Tenant’s failure to perform its obligations under this Lease.

The following words and phrases as used in this Section 8.1(b)(v) shall have the following meanings:

(x) The “worth at the time of the award” as used in Section 8.1(b)(v)(A) and (B) shall be computed by allowing interest at the lesser of (a) the Prime Rate plus two percent (2%) or (b) the maximum rate permitted by law.

(y) The “worth at the time of the award” as used in Section 8.1(b)(v)(C) shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of Atlanta at the time of the award, plus two percent (2%); and

(z) The term “time of the award” shall mean either the date upon which Tenant pays to Landlord the amount recoverable by Landlord as set forth above or the date of entry of any determination, order or judgment of any court, whichever first occurs.

(vi) Landlord shall be entitled to receive from Tenant any reasonable attorneys’ fees and costs incurred in connection with the exercise of Landlord’s remedies under this Lease or the collection of any obligations of Tenant owed to Landlord.

(vii) Landlord, with or without terminating this Lease, may immediately or at any time thereafter charge to Tenant the unamortized Abatement Amounts pursuant to Sections 3.4 hereof and the Landlord’s Allowance (it being acknowledged by Tenant that Landlord has granted the aforementioned abatements and the Landlord’s Allowance based on Tenant’s promise to perform the Lease throughout the entire Lease Term), together with interest thereon at the Default Rate, which amounts shall be immediately due and payable by Tenant as Additional Rental.

(c) If Landlord reenters the Premises or terminates this Lease pursuant to any of the provisions of this Lease and all applicable laws, Tenant hereby waives all claims for damages which may be caused by such reentry or termination by Landlord. No such reentry or termination shall be considered or construed to be a forcible entry.

(d) No course of dealing between Landlord and Tenant or any failure or delay on the part of Landlord in exercising any rights of Landlord under this Section 8.1 or under any other provisions of this Lease shall operate as a waiver of any rights of Landlord hereunder or under any other provisions of this Lease, nor shall any waiver of a Default on one occasion operate as a waiver of any subsequent Default or of any other Default. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and that one only for the time and in the manner specifically stated.

(e) The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.

(f) Landlord agrees to use commercially reasonable efforts to mitigate any damages that Landlord may suffer as a result of any Default by Tenant hereunder, which commercially reasonable efforts may include Landlord undertaking to lease the Premises to another tenant (a “Substitute Tenant”); provided, however, notwithstanding anything contained herein to the contrary (i) Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenants for the Premises until Landlord obtains full and complete possession of the Premises; (ii) Landlord shall not be obligated to offer the Premises to a prospective tenant when other premises in the Building suitable for that prospective tenant’s use are (or soon will be) available; (iii) Landlord shall not be obligated to lease the Premises to a Substitute Tenant for a rental less than the current fair market rental then prevailing for similar office uses in Comparable Buildings, nor shall Landlord be obligated to enter into a new lease under terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Building; (iv) Landlord shall not be obligated to enter into a lease with any proposed tenant whose use would: (1) violate any restriction, covenant or requirement contained in the lease of another tenant of the Building; (2) adversely affect the reputation of the Building; or (3) be incompatible with the operation of the Building as a first class building; and (v) Landlord shall not be obligated to enter into a lease with any proposed Substitute Tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources or operating experience to operate the Premises in a first class manner. Tenant agrees to use commercially reasonable efforts to mitigate any damages that Tenant may suffer as a result of any default by Landlord hereunder.

8.2 Insolvency or Bankruptcy. The making by Tenant of an assignment for the benefit of its creditors, the appointment under state law of a receiver to take possession of all or substantially all of Tenant’s assets, or the voluntary or involuntary involvement of Tenant as a principal in a state law insolvency or reorganization proceeding, may, at the option of Landlord, be deemed and declared a Default by Tenant hereunder. Tenant covenants and agrees promptly to notify Landlord in writing of (i) the occurrence of any of the events described in the preceding sentence or any event similar thereto, whether occurring in Georgia or any other jurisdiction, and (ii) the institution by or against Tenant of any proceeding under the United States Bankruptcy Code including a copy of the petition filed to initiate such proceeding.

8.3 Late Payments. Tenant shall pay, in the event Base Rental, Additional Rental, or other charge to be paid by Tenant hereunder is not paid when due, (A) a late fee of five (5%) percent of the amount past due, which late fee Tenant acknowledges is an agreed reimbursement to Landlord for the administrative expense incurred by Landlord as a result of Tenant’s late payment and not a penalty; and (B) interest on the amount past due (excluding late fees) at a rate which is the lower of (x) a per annum rate equal to the Prime Rate plus three percent, or (y) twelve percent (12%) per annum, but in no event at a rate higher than that permitted by applicable law, from due date until paid. Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first, to late fees, second, to accrued but unpaid interest, and third, to past due amounts, in inverse order of their due date. Notwithstanding the foregoing, for the first instance of any failure of Tenant to timely pay any Base Rental or Additional Rental when due in any consecutive twelve (12) month period, the aforesaid late charge shall not be assessed if Tenant pays the applicable amounts due within five (5) days of receipt of written notice from Landlord to Tenant regarding Tenant’s delinquency.

8.4 Attorneys’ Fees for Collection. If any Base Rental, Additional Rental or other debt owing by Tenant to Landlord hereunder is collected by or through an attorney-at-law, Tenant agrees to pay the attorneys’ fees incurred by Landlord. All references in this Lease to attorneys’ fees is deemed to mean reasonable attorneys’ fees and costs actually incurred on an hourly basis and not as a percentage of any debt or amount in controversy and shall be irrespective of any court schedule or statutory formula of reasonable attorneys’ fees.

8.5 Default by Landlord. Tenant’s exclusive remedies under this Lease shall be: (a) the rental abatement rights contained in Section 5.3, (b) the self-help rights contained in Section 5.4, and (c) an action for damages (Tenant hereby waiving the benefit of any laws granting Tenant a lien upon the property of Landlord or upon Rent due Landlord). Tenant may exercise Tenant’s remedies under Sections 5.3 and 5.4 concurrently with one another in the event that the conditions precedent to the exercise of such remedies have been satisfied. However, in the event that Tenant exercises any of Tenant’s remedies under Sections 5.3 and 5.4 by reason of any default of Landlord, Tenant shall not have any right to file or prosecute an action for monetary damages by reason of any such default. Conversely, in the event that Tenant files or prosecutes an action for monetary damages by reason of any default of Landlord, Tenant shall not have any right to exercise the remedies set forth in Sections 5.3 and 5.4 by reason of such default. Before commencing any action for monetary damages hereunder, Tenant will give Landlord notice specifying Landlord’s default with particularity, and Landlord shall have thirty (30) days after receipt of such notice in which to cure any such default; provided, however, that if such default cannot, by its nature, be cured within such period, Landlord shall not be deemed in default if Landlord shall within such period commence to cure such default and shall diligently prosecute the same to completion. Unless and until Landlord fails so to cure any default after notice, Tenant shall have no cause of action by reason thereof. All obligations of Landlord hereunder will be construed as covenants, not conditions; all such obligations will be binding upon Landlord only during the period of its ownership of the Building and not thereafter; and no default or alleged default by Landlord shall relieve or delay performance by Tenant of its obligations to continue to pay Base Rental and Additional Rental hereunder as and when the same shall be due, except as expressly set forth in Section 5.3.

8.6 No Waiver of Rights. No failure or delay of either party to exercise any right or power given it herein or to insist upon strict compliance by the other party of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by either party or any right it has herein to demand strict compliance with the terms hereof by the other party. Neither party has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing.

IX.

MISCELLANEOUS PROVISIONS

9.1 Broker. Landlord and Tenant each represents and warrants to the other that it did not deal with any broker in connection with this Lease other than the brokers identified in the Lease Summary (the “Brokers”). Landlord hereby agrees to pay the brokerage commissions payable to the Brokers in accordance with a written agreement between Landlord and such Brokers. Tenant shall indemnify, defend and hold Landlord harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expenses, arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Tenant in connection with this Lease or with whom Tenant hereafter deals or whom Tenant employs. Landlord shall indemnify, defend and hold Tenant harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expenses, arising from any claims or demands of any broker or brokers or finders (including the Brokers identified in the Lease Summary for any commission alleged to be due such broker or brokers or finders claiming to have dealt with Landlord in connection with this Lease or with whom Landlord hereafter deals or whom Landlord employs.

9.2 Addresses and Notices. All notices, unless oral notice is specified, required or permitted to be given with respect to this Lease in order to be effective shall be in writing and shall be sent to the address of the intended party at its address specified in the Lease Summary. Notices shall be sent either by local or overnight courier service, or by the United States Postal Service, certified or registered mail, return receipt requested, with postage and charges prepaid. Notices by courier service shall be deemed effective on date of delivery to the specified address. Notices by the United States Postal Service shall be deemed effective on the third (3rd) business day subsequent to date of postmark or on the date of actual receipt by the addressee, whichever shall be earlier. In the event of a change of address by either party, such party shall give written notice thereof in accordance with the foregoing.

9.3 Entire Agreement and Exhibits. This Lease constitutes and contains the sole and entire agreement of Landlord and Tenant with respect to the Premises and no prior or contemporaneous oral or written representation or agreement between the parties and affecting the Premises shall have legal effect. No modification or amendment of this Lease shall be binding upon the parties unless such modification or amendment is in writing and signed by Landlord and Tenant. The content of each and every exhibit, attachment and the Lease Summary which is referenced in this Lease as being attached hereto is incorporated into this Lease as fully as if set forth in the body of this Lease.

9.4 Subordination and Attornment.

(a) Except as provided in subsections (c), (d), (f), and (i) below, this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to (i) the lien, title and interest of any first-in-priority mortgage, first-in-priority deed to secure debt, first-in-priority deed of trust, or other first-in-priority instrument in the nature thereof which may now or hereafter affect Landlord’s estate or interest in and to the Building or the land underlying the Building and to any other first-in-priority instrument encumbering the fee title of the Building or the land underlying the Building and to any modifications, renewals, consolidations, extensions, or replacements thereof; and (ii) all ground and air rights leases that now exist or may hereafter be executed affecting the Building or the land underlying the Building.

(b) Subsection (a) above shall be self-operative, and no further instrument of subordination shall be required by the holder of any such instrument affecting or encumbering the Building or the land underlying the Building. In confirmation of such subordination, Tenant shall, upon Landlord’s written request, at any time or times, execute, acknowledge and deliver to Landlord or the holder of any such mortgage, deed to secure debt, deed of trust, or other instrument or to the lessor under any such ground lease, without expense, any and all commercially reasonable instruments that may be reasonably requested by Landlord or such holder or such lessor to evidence the subordination of this Lease and all rights hereunder to any such mortgage, deed to secure debt, deed of trust, or other instrument or the grant of any such ground lease, and each such renewal, modification, consolidation, replacement, and extension thereof.

(c) Tenant shall, upon demand of Landlord, at any time or times, execute, acknowledge, and deliver to Landlord or to the holder of any mortgage, deed to secure debt, deed of trust, or other instrument affecting or encumbering the Building or the land underlying the Building or to the lessor under any ground lease affecting the Building or the land underlying the Building, without expense, any and all commercially reasonable instruments that may be necessary to make this Lease superior to any such mortgage, deed to secure debt, deed of trust or other instrument or the grant of any such ground lease, and each renewal, modification, consolidation, replacement, and extension thereof.

(d) If the holder of any mortgage, deed to secure debt, deed of trust or other financing instrument affecting or encumbering the Building or the land underlying the Building or if the lessor under any ground lease affecting the Building or the land underlying the Building or the air rights in which the Building is located shall hereafter succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or exercise of private power of sale or delivery of a new lease, Tenant shall, at the option of such holder or lessor, attorn to and recognize such successor as Tenant’s landlord under this Lease as of the date of such succession to Landlord’s interest and shall promptly execute and deliver any commercially reasonable instrument that may be reasonably necessary to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor Landlord and Tenant, subject to all of the terms, covenants, and conditions of this Lease.

(e) As of the date hereof, this Lease is subject and subordinate to: (i) the lien and security title of Landlord’s existing mortgagee (the “Existing Lender”); (ii) that certain Air Rights Lease dated September 1, 2005, by and between Selig Enterprises, Inc., as lessor (“Selig”), and Landlord’s predecessor-in-title, 55 Allen Plaza Associates, LLC, as lessee (“55APA”) (as amended, the “Air Rights Lease”); and (iii) that certain Lease Agreement dated December 28, 2005, between the Development Authority of Fulton County (“DAFC”) and 55APA (as amended, the “Sublease”).

(f) Prior to the Effective Date, Landlord, Tenant, and the Existing Lender have executed a subordination, non-disturbance and attornment agreement in substantially the form attached as Exhibit H.

(g) Landlord shall indemnify and hold Tenant harmless from and against any and all of Tenant’s Disturbance Relocation Costs (hereinafter defined) caused by Selig’s legal assertion of rights to terminate this Lease or Tenant’s right of possession hereunder following a termination of the Air Rights Lease, so long as at the time Selig asserts such rights Tenant continues to observe and perform all of its obligations under this Lease. Landlord’s liability under the preceding sentence shall terminate in the event that Landlord tenders to Tenant a subordination, non-disturbance and attornment agreement from Selig (the, “Selig SNDA”). Tenant agrees to accept and to execute the form of Selig SNDA tendered by Landlord so long it is commercially reasonable and includes provisions stating that, notwithstanding any termination of the Air Rights Lease, but subject to customary lessor liability and/or recognition carve-outs, this Lease and the rights of Tenant hereunder shall not be disturbed by Selig but shall continue in full force and effect so long as Tenant continues to observe and perform all of its obligations under this Lease. As used herein, the term “Disturbance Relocation Costs” means the actual, third-party costs and expenses incurred by Tenant in connection with relocating from the Premises to relocation space by reason of the risks for which Landlord is indemnifying Tenant hereunder, and shall include moving costs and any increases in the net rental amounts which Tenant must pay under the replacement lease (on a per square foot basis), but only to the extent that the replacement space is comparable to the Premises and located in Comparable Buildings. Disturbance Relocation Costs shall in all events specifically exclude lost profits, damages for inconvenience and consequential damages.

(h) Landlord shall indemnify and hold Tenant harmless from and against any and all of Tenant’s Disturbance Relocation Costs caused by DAFC’s legal assertion of rights to terminate this Lease or Tenant’s right of possession hereunder following a termination of the Sublease, so long as at the time DAFC asserts such rights Tenant continues to observe and perform all of its obligations under this Lease. Landlord’s liability under the preceding sentence shall terminate in the event that Landlord tenders to Tenant a subordination, non-disturbance and attornment agreement from DAFC (the, “DAFC SNDA”). Tenant agrees to accept and to execute the form of DAFC SNDA tendered by Landlord so long it is commercially reasonable and includes provisions stating that, notwithstanding any termination of the Sublease, but subject to customary lessor liability and/or recognition carve-outs, this Lease and the rights of Tenant hereunder shall not be disturbed by DAFC but shall continue in full force and effect so long as Tenant continues to observe and perform all of its obligations under this Lease.

(i) Landlord agrees to obtain a subordination, non-disturbance and attornment agreement (an “SNDA”) from any future mortgagee of the Building, which SNDA shall be either: (x) on substantially the form attached hereto as Exhibit H; or (y) a form which is commercially reasonable and which includes provisions stating that, notwithstanding any termination of the Sublease, but subject to customary mortgagee liability and/or recognition carve-outs, this Lease and the rights of Tenant hereunder shall not be disturbed by the mortgagee but shall continue in full force and effect so long as Tenant continues to observe and perform all of its obligations under this Lease. Tenant shall execute and return to Landlord any

SNDA tendered to Tenant within ten (10) days following Tenant’s receipt thereof. Landlord’s failure to obtain an SNDA from any future mortgagee shall not constitute a default by Landlord under this Lease, but rather the effect of such failure shall be that this Lease shall not be subordinated to the lien and security title of such future mortgage and the Lease shall be superior to that mortgagee’s particular interest. Tenant shall pay for (or reimburse Landlord for) all fees and other out-of-pocket costs of such future mortgagee to the extent such mortgagee would otherwise impose such costs on Landlord; provided, however, that such costs shall be capped at $3,000 per SNDA so long as Tenant does not materially negotiate the provisions of such SNDA.

(j) In the event that Tenant believes any proposed Selig SNDA, DAFC SNDA, or SNDA is not commercially reasonable, it shall notify Landlord in writing its particular objections to such SNDA within seven (7) days following Tenant’s receipt of such SNDA or, if such SNDA is an SNDA which has been revised in response to Tenant’s prior comments, then within three (3) days of Tenant’s receipt of such revised SNDA.

9.5 Estoppel Certificate. At any time and from time to time, Tenant, on or before the date specified in a request therefor made by Landlord, which date shall not be earlier than twenty (20) days from the making of such request, covenants and agrees to execute, acknowledge and deliver to Landlord a certificate evidencing (i) whether or not this Lease is in full force and effect, (ii) whether or not this Lease has been amended in any manner, and if so specifying such amendment or amendments, (iii) whether or not there are any existing events of default on the part of Landlord hereunder to the knowledge of Tenant and specifying the nature of such events of default, if any, and (iv) the date to which rent, and other amounts due hereunder, if any, have been paid. Each certificate delivered pursuant to this Section may be relied on by any prospective purchaser or transferee of Landlord’s interest hereunder or of any part of Landlord’s property or by any mortgagee of Landlord’s interest hereunder or of any part of Landlord’s property or by an assignee of any such mortgagee or by any ground lessor of Landlord’s interest hereunder. Landlord agrees that, within twenty (20) days after written request of Tenant, Landlord shall execute, acknowledge and deliver to Tenant a similar certificate in favor of Tenant or any assignee or subtenant of Tenant permitted hereunder.

9.6 Severability. If any clause or provision of this Lease is or becomes illegal, invalid or unenforceable because of present or future laws or any rule or regulation of any governmental body or entity, effective during the Lease Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby.

9.7 Captions. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

9.8 Successors and Assigns. The words “Landlord” and “Tenant” as used herein shall include the respective contracting party, whether singular or plural, and whether an individual, masculine or feminine, or a corporation, general partnership, joint venture, limited partnership or trust. The provisions of this Lease shall inure to the benefit of and be binding upon Landlord and Tenant, and their respective successors, heirs and assigns, subject, however, in the case of Tenant, to the provisions of Section 2.5 hereof. It is understood and agreed that the term “Landlord,” as used in this Lease, means only the owner(s), from time to time of the Building and the lessee(s), from time to time of the Building and/or the land underlying the Building so that in the event of any sale or sales of the Building or assignment of any ground or air rights lease, the Landlord named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder first arising thereafter to the extent of such sale or lease, assignment, so long as such purchaser assumes in writing to carry out any and all covenants and obligations of Landlord hereunder during the period such party has possession of all or such portion of the Building and/or the land underlying the Building or air rights in which the Building is located, which it has purchased or leased. Tenant shall be bound to any successor landlord for all the terms, covenants, and conditions hereof and shall execute any attornment agreement not in conflict herewith at the request of any successor landlord.

9.9 Georgia Law. The laws of the State of Georgia shall govern the interpretation, validity, performance and enforcement of this Lease.

9.10 Time is of the Essence. Time is of the essence of this Lease. Unless specifically provided otherwise, all references to terms of days or months shall be construed as references to calendar days or calendar months, respectively.

9.11 Execution. This Lease may be executed in any number of counterparts, each of which shall be deemed an original and any of which shall be deemed to be complete in itself and may be introduced into evidence or used for any purpose without the production of the other counterparts.

9.12 Force Majeure. A party to this Lease shall be excused from the performance of its duties and obligations under this Lease, except obligations for the payment of money such as Base Rental, for the period of delay caused by labor disputes, governmental regulations, riots, war, insurrection, acts of God or other causes beyond the control of the party whose performance is being excused (but such causes shall not include insufficiency of funds).

9.13 Multiple Tenants. Should more than one party enter into this Lease as Tenant, each party so constituting Tenant shall be liable, jointly and severally with the other or others, for all obligations of Tenant under this Lease, and Landlord may enforce its rights hereunder against such party with or without seeking enforcement thereof against the other or others.

9.14 Mutual Representation and Warranty of Authority. Landlord represents and warrants to Tenant that Landlord is a validly existing limited liability company under the laws of the State of Delaware, that its entry into and performance of this Lease has been duly authorized, and that the party executing this Lease on its behalf is duly authorized to do so. Tenant, if other than an individual, represents and warrants to Landlord that Tenant is a validly existing legal entity under the laws of the state of its formation and that it is duly qualified to do business in the State of Georgia, that its entry into and performance of this Lease has been duly authorized, and that the officer(s), partner(s) or trustee(s), as applicable, executing this Lease on its behalf are duly authorized to do so.

9.15 Parking Rights. For use by Tenant and its employees and invitees, Landlord shall provide for Tenant’s use at all times the number of unassigned parking spaces in the Parking Deck, as designated in the Lease Summary. Such parking spaces shall be provided to Tenant at the rate of One Hundred Thirty-Five and No/100 Dollars ($135.00) per space per month, as such rate may be adjusted from time to time by Landlord or the operator of the Parking Deck consistent with the market rates for parking in the area. Tenant shall comply with all reasonable rules and regulations pertaining to the Parking Deck that are prescribed by Landlord or Landlord’s parking operator and which are posted in the Parking Deck or for which Tenant otherwise has reasonable notice.

9.16 No Recordation of Lease. This Lease is not in recordable form, and Tenant agrees not to record or permit the recording of this Lease.

9.17 Hazardous Substances.

(a) Tenant hereby covenants that Tenant shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be placed, held, located or disposed of in, on or at the Premises or any part thereof and neither the Premises nor any part thereof shall ever be used as a dump site or storage site (whether permanent or temporary) for any Hazardous Substances during the Lease Term, except that the foregoing shall not prohibit Tenant from utilizing in the ordinary course of Tenant’s business such Hazardous Substances that are both (i) in compliance with all Environmental Laws (as hereinafter defined) with permits issued pursuant thereto (if such permits are required), and (ii) of a character and quantity as is reasonably and customarily used in connection with general office use (such as reasonable quantities of copier toner or office cleaning supplies).

(b) Tenant hereby agrees to indemnify Landlord and hold Landlord harmless from and against any and all losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person or entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or release from, the Premises of any Hazardous Substance (including, without limitation, any losses, liabilities, including strict liability, damages, injuries, expenses, including reasonable attorneys’ fees, costs of any settlement or judgment or claims asserted or arising under any Environmental Laws, provided, however, that the foregoing indemnity is limited to matters arising solely from Tenant’s violation of the covenant contained in Subsection 9.17(a) above.

(c) For purposes of this Lease, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of hazardous substances now or hereafter adopted by the United States Environmental Protection Agency (the “EPA”) or the list of toxic pollutants designated by Congress or the EPA or which are now or hereafter defined as hazardous, toxic, pollutant, infectious or radioactive by any other Federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect and specifically includes asbestos, polychlorinated biphenyls (“PCBs”) and petroleum products. The term “Environmental Laws” means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j.

(d) Landlord shall have the right but not the obligation, and without limitation of Landlord’s rights under this Lease, to enter onto the Premises or to take such other actions as it deems reasonably necessary or advisable to cleanup, remove, resolve or minimize the impact of, or otherwise deal with, any Hazardous Substance following receipt of any notice from any person or entity (including without limitation the EPA) asserting the existence of any Hazardous Substance in, on or at the Premises or any part thereof which, if true, could result in an order, suit or other action against Tenant or Landlord or both. All reasonable costs and expenses incurred by Landlord in the exercise of any such rights, which costs and expenses result from Tenant’s violation of Tenant’s covenants pursuant to this Section 9.17, shall be deemed Additional Rental under this Lease and shall be payable by Tenant upon demand.

(e) Landlord represents and warrants to Tenant that the Property has been placed in the Georgia Brownfield Program (O.C.G.A. §12-8-200 et seq.), and pursuant thereto Landlord filed a Corrective Action Plan (“CAP”) with the Georgia Department of Natural Resources, Environmental Protection Division. The CAP provides for, among other things, the excavation and removal of certain soil and source material (as that term is defined in the Georgia Brownfield Program) from the Property and was approved by the Georgia Environmental Protection Division on August 25, 2005. Pursuant to such application and CAP, Landlord’s predecessor-in-title received a letter from the Georgia Department of Natural Resources, Environmental Protection Division, dated December 29, 2006, confirming the certification of compliance of the Property in accordance with the approved CAP and granting Landlord the limitation of liability provided by the Georgia Brownfield Program. For purposes of the O.C.G.A. §12-8-200 et seq., Landlord hereby names Tenant as a “designee” of Landlord with respect to the Premises, but without releasing or transferring any of Landlord’s rights, claims or limitation of liability afforded under the Georgia Brownfield Program.

(f) Landlord represents and warrants to Tenant that, to Landlord’s actual knowledge (without any duty of investigation or inquiry), and except as may be disclosed in that certain Phase I Environmental Site Assessment dated January 10, 2011 prepared by Nova Engineering and Environmental, there has been no release of Hazardous Substances on the Property in violation of Environmental Laws, which violation remains uncured.

(g) Landlord shall indemnify and hold harmless Tenant from any and all third-party claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) which arise by reason of the presence of Hazardous Substances in, on or about the Project, Property, Building or Premises as of the Effective Date, except to the extent that the Hazardous Substances are present as a result of acts of Tenant, Tenant’s agents, employees, contractors or invitees.

(h) Landlord shall indemnify and hold harmless Tenant from any and all third-party claims, damages, fines, judgments, penalties, costs, expenses or liabilities (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) which arise by reason of the presence of Hazardous Substances in, on or about the Project, Property, Building or Premises after the Effective Date, but only to the extet such Hazardous Substances are present as a result of acts of Landlord or Landlord’s agents or employees.

(i) To the extent any Hazardous Substances are introduced by Landlord (or its employees or agents) into the Premises in violation of any applicable Environmental Laws then in existence, and a court or governmental entity with jurisdiction over the Premises issues an order (after any final appeals have been exhausted) which requires that such violation be cured, then Landlord shall promptly cure such violation at Landlord’s sole cost and expense.

(j) The indemnities contained in this Section 9.17 shall survive cancellation, termination or expiration of this Lease for a period of five (5) years; provided, however, that the indemnities shall not expire as to any matters to which a party has received written notice prior to such date, and further provided that the foregoing shall not be construed as releasing either party of any obligations that may arise separately from this Lease or under applicable laws.

9.18 Names. Upon reasonable prior written notice to Tenant, Landlord reserves the right, from time to time, to change the name of the development, the name of the Building and the street address of the Building. Tenant shall not, without the prior written consent of Landlord, use the name given the development, the Building, or any other deceptively similar name, or use any associated service mark or logo of the development or the Building for any purpose other than Tenant’s business address.

9.19 Intentionally Omitted.

9.20 Effect of Lease Termination. No termination of this Lease by reason of exercise of an optional right, lapse of time, failure of condition or election of a party to terminate shall release or otherwise relieve either party from liability for breach of this Lease or from performance of any contractual obligation provided herein accruing prior to such termination. The possessory rights of Tenant, however, shall cease and expire as of the effective time of any such termination.

9.21 Allen Plaza Name. Tenant hereby acknowledges that the name “Allen Plaza” is owned exclusively by SunTrust Bank, in its capacity as Trustee of QTIP Exempt Trust A under Item IV of the Will of Ivan Allen Jr. (the “Trustee”), and is derived from the Trustee’s exclusive proprietary rights in and to the name, likeness, persona and identity of Ivan Allen, Jr. The right to use the name “Allen Plaza” is licensed to Landlord from the Trustee. All use of the name “Allen Plaza” inures to the benefit of the Trustee. Landlord hereby grants to Tenant a sublicense to use the name “Allen Plaza” for the sole purpose of identifying the address and/or location of Tenant’s business during the Lease Term. Except for the limited right of use granted to Tenant herein, Tenant agrees and acknowledges that it is not, and will not become by virtue of this Lease or otherwise, the owner of any right, title or interest in or to the name “Allen Plaza.” Tenant agrees that it will not at any time during the term of this Lease or thereafter challenge in any way anywhere in the world the Trustee’s ownership of or rights in the name “Allen Plaza” or any other aspects of the name, likeness, persona and identity of Ivan Allen, Jr. Except as explicitly authorized hereinabove, Tenant shall not make any other use of the name “Allen Plaza” or any other aspects of the name, likeness, persona and identity of Ivan Allen, Jr. without the express written permission of the Trustee, which permission may be withheld by the Trustee in the Trustee’s sole discretion.

9.22 Counterparts. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute but one and the same instrument.

9.23 Confidentiality. Landlord and Tenant agree that the covenants, agreements, and conditions of this Lease are confidential and proprietary. Accordingly, each party will hold and treat said covenants, agreements or conditions in the strictest of confidence and will not directly or indirectly disclose, or permit anyone else to disclose, the covenants, agreements or conditions of this Lease or any matter relative to them to any other person, firm or entity, without prior written authorization of the other party; provided, however that each party shall be permitted to disclose this Lease and the contents hereof to (a) its principals, directors, officers, employees, affiliates, successors and assigns, (b) its agents, attorneys, accountants, auditors, brokers, contractors and other representatives, (c) its existing or prospective purchasers, lenders, subtenants or assignees, or (d) any court or government agency, government official or other third party in response to a request for information or documents pursuant to a legal proceeding, investigative demand, or similar process.

9.24 Usufruct. Without limiting any sublease, assignment or other rights expressly granted to Tenant pursuant to the terms of this Lease, the rights of Tenant hereunder constitute a usufruct, which is not subject to levy or sale. No estate shall pass out of Landlord.

9.25 Special Stipulations. The Special Stipulations, if any, attached hereto as Exhibit E and made a part hereof, are hereby incorporated herein and in the event they conflict with any of the foregoing provisions, the Special Stipulations shall control.

X.

AMERICANS WITH DISABILITIES ACT

The parties acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. §12101 et seq.) and regulations and guidelines promulgated thereunder, and similar state and local laws, as all of the same may be amended and supplemented from time to time (collectively referred to herein as the “ADA”) establish requirements under Title III of the ADA (“Title III”) pertaining to business operations, accessibility and barrier removal, and that such requirements may be unclear and may or may not apply to the Premises and the Building depending on, among other things: (1) whether Tenant’s business operations are deemed a “place of public accommodation” or a “commercial facility,” (2) whether compliance with such requirements is “readily achievable” or “technically infeasible,” and (3) whether a given alteration affects a “primary function area” or triggers so-called “path of travel” requirements. The parties acknowledge and agree that Tenant has been provided an opportunity to inspect the Premises and the Building sufficient to determine whether or not the Premises and the Building in their condition current as of the date hereof deviate in any manner from the ADA Accessibility Guidelines (“ADAAG”) or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant further acknowledges and agrees that except as may otherwise be specifically provided herein, Tenant accepts the Premises and the Building in “as-is” condition and agrees that Landlord makes no representation or warranty as to whether the Premises or the Building conform to the requirements of the ADAAG or any other requirements under the ADA pertaining to the accessibility of the Premises or the Building. Tenant has prepared or reviewed the plans and specifications for the Tenant Improvements (as such term is defined in the Tenant Improvement Agreement) and will independently determine whether such plans and specifications are in conformance with the ADAAG and any other requirements of the ADA. Tenant further acknowledges and agrees that to the extent that Landlord prepared, reviewed or approved any of those plans and specifications, such action shall in no event be deemed any representation or warranty that the same comply with any requirements of the ADA. Notwithstanding anything to the contrary in this Lease, the parties hereby agree to allocate responsibility for Title III compliance as follows: (a) Tenant shall be responsible for all Title III compliance and costs in connection with the Premises, including structural work, if any, and including any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease, and (b) Landlord shall perform, and Tenant shall be responsible for the cost of, any so-called Title III “path of travel” requirements triggered by any construction activities or alterations in the Premises. Except as set forth above with respect to Landlord’s Title III obligations, Tenant shall be solely responsible for all other requirements under the ADA relating to Tenant or any affiliates or persons or entities related to Tenant (collectively, “Affiliates”), operations of Tenant or Affiliates, or the Premises, including, without limitation, requirements under Title I of the ADA pertaining to Tenant’s employees.

XI.

U.S. REGULATIONS—PATRIOT ACT

11.1 Tenant Obligations. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the term of the Lease, as extended hereby in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”). Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the term of the Lease, as extended hereby, a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v), above. At any time and from time-to-time during the Lease Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Article to the extent the information required to complete such certification is reasonably available to Tenant.

11.2 Landlord Obligations. Landlord represents and warrants to, and covenants with, Tenant that Landlord is not currently, nor shall be at any time during the term of the Lease, as extended hereby in violation of any Anti-Terrorism Laws, including without limitation, the Executive Order and/or the USA Patriot Act. Landlord covenants with Tenant that Landlord is not nor shall be during the term of the Lease, as extended hereby, a Prohibited Person. At any time and from time-to-time during the Lease Term, Landlord shall deliver to Tenant, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Tenant evidencing and confirming Landlord’s compliance with this Article to the extent the information required to complete such certification is reasonably available to Landlord.

XII.

EXCULPATORY PROVISIONS

It is understood and agreed expressly by and between the parties hereto, anything herein to the contrary notwithstanding, that each and all of the representations, warranties, covenants, undertakings and agreements made herein on the part of Landlord, while in form purporting to be the representations, warranties, covenants, undertakings and agreements of Landlord, are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by Landlord or for the purpose or with the intention of binding Landlord personally, but are made and intended for the purpose only of subjecting Landlord’s interest in the Property, the Building, and the Premises to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by Landlord, Tenant shall look solely to the interests of Landlord in the Property, the Building and the Premises; that Landlord shall have no personal liability whatsoever to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, contained herein; and that no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against, said Landlord, individually or personally, on account of any representation, warranty, covenant, undertaking or agreement of Landlord in this Lease contained, either express or implied, all such personal liability, if any, being expressly waived and released by Tenant and by all persons claiming by, through or under Tenant.

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Lease as of the date and year first above stated.

LANDLORD:

TR 55 ALLEN PLAZA LLC, a Delaware limited liability company

By:	LPC Realty Advisors I, LP, a Texas limited partnership, its Manager

	By:	LPC Realty Advisors, Inc., a Texas corporation, its General Partner

By: /s/ Jenifer Ratcliffe Name: Jenifer Ratcliffe Its: President

TENANT:

CONNECTURE, INC., a Delaware corporation

By:	/s/ Robert Douglas Schneider
Name:	Doug Schneider
Title:	CEO

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